Exhibit 10.8

MASTER REPURCHASE AND SECURITIES CONTRACT

dated as of June 7, 2013

by and between

SVP 2013 FINANCE, LLC,

Seller

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Agent, Initial Buyer, Lead Arranger and Syndication Agent

i

(continued)

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ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES

ANNEX I	Names and Addresses for Communications Between Parties
SCHEDULES

SCHEDULE I	Asset, Applicable Purchase Percentage and Original Purchase Price

SCHEDULE II	Representations and Warranties with respect to Asset

SCHEDULE III	Reserve Balances
EXHIBITS

EXHIBIT A	Form of Transaction Request

EXHIBIT B	Form of Confirmation

EXHIBIT C	Form of Irrevocable Redirection Notice

EXHIBIT D-1	Form of Closing Certificate

EXHIBIT D-2	Form of Compliance Certificate

EXHIBIT E	Form of Power of Attorney

EXHIBIT F	Form of Assignment and Acceptance

EXHIBIT G	Transfer Authorizer Designation

v

THIS MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of June 7, 2013 (this “Agreement”), is made by and among SVP 2013 FINANCE, LLC, a Delaware limited liability company (“Seller”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the initial “Buyer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent for the initial Buyer (in such capacity, the “Agent”). Seller, Agent and initial Buyer (each a “Party”) hereby agree as follows:

ARTICLE 1

APPLICABILITY

Section 1.01 Applicability. Subject to the terms and conditions of the Repurchase Documents, on or prior to the Funding Expiration Date and at the request of Seller, the Parties may enter into a transaction in which Seller agrees to sell, transfer and assign to Agent the Asset and all related rights in and interests related to the Asset on a servicing released basis, against the transfer of funds by initial Buyer representing the Original Purchase Price for the Asset, with a simultaneous agreement by Agent to transfer to Seller and Seller to repurchase the Asset in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for the Asset.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

“Accelerated Repurchase Date”: Defined in Section 10.02.

“Account Bank”: PNC Bank, National Association, or such other bank approved by Agent.

“Actual Knowledge”: With respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the actual knowledge of such Person and each of its Responsible Officers.

“Additional Amount”: Defined in Section 12.06(a).

“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agent”: As defined in the introductory paragraph hereof.

“Alternative Rate”: A per annum rate based on an index approximating the behavior of LIBOR, as reasonably determined by Agent.

“Anti-Terrorism Laws”: Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the Patriot Act.

“Applicable Purchase Percentage”: As of any date, the applicable Buyer purchase price percentage for the Purchased Asset, as set forth on Schedule I hereto under the column headed “Buyer Original Purchase Price (%)”.

“Appraisal”: A FIRREA-compliant appraisal, prepared by an Independent Appraiser and addressed to and reasonably satisfactory to Agent, of the related Mortgaged Property securing the Purchased Asset.

“Approval Information”: Defined in the definition of Deemed Approval Requirements.

“Approved Expenses”: (a) Amounts expended which are Protective Advances; and (b) any expenses with respect to the administration, enforcement, modification, amendment, restructure or collection of the Transaction (including, without limitation, any such actions taken with respect to the Purchased Asset) for which Agent has obtained the prior consent of the Requisite Buyers, if necessary.

“Approved Representation Exception”: Any Representation Exceptions furnished by Seller to Agent and approved by Agent prior to the Purchase Date.

“Asset”: The Whole Loan described on Schedule I hereto and all other rights and interests of Seller under the Purchased Asset Documents in connection therewith.

“Assignment and Acceptance”: Defined in Section 18.08(c).

“Bailee Agreement”: As defined in the Custodial Agreement.

“Bankruptcy Code”: Title 11 of the United States Code, as amended.

“Blank Assignment Documents”: Defined in Section 6.02(i).

“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, California or North Carolina are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of LIBOR, a day dealings in Dollar deposits are not carried on in the London interbank market.

“Buyer”: As defined in the introductory paragraph hereof.

“Buyer Reply Period”: Defined in Section 17.08(f).

“Buyer’s Percentage Share”: The meaning set forth in the Fee and Pricing Letter, which definition is incorporated by reference herein.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Change of Control”: Any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of more than 49% of the total voting power of all classes of Equity Interests of Seller entitled to vote generally in the election of the directors (or the applicable equivalent) other than Affiliates of Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Closing Certificate”: A certificate in the form of Exhibit D-1, duly executed by a Responsible Officer of Seller.

“Closing Date”: June 7, 2013.

“Code”: The Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Commitment Fee”: The meaning set forth in the Fee and Pricing Letter, which definition is incorporated by reference herein.

“Compliance Certificate”: A certificate in the form of Exhibit D-2, duly executed by a Responsible Officer of Seller.

“Confirmation”: A purchase confirmation in the form of Exhibit B, duly completed, executed and delivered by Seller and Agent in accordance with Section 3.01.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlled Account Agreement”: A control agreement with respect to the Waterfall Account among Seller, Agent and Account Bank.

“Conversion Conditions”: Defined in Section 4.02.

“Conversion Date”: Defined in Section 4.01.

“Convert,” “Conversion” or “Converted”: With respect to the Purchased Asset, the conversion of such Purchased Asset into a fee interest in REO Property, whether by way of foreclosure, deed in lieu of foreclosure of such Purchased Asset or otherwise, in each case in accordance with Article 4 hereof.

“Current Buyer”: A Buyer which is not a Defaulting Buyer.

“Custodial Agreement”: The Custodial Agreement, dated as of the date hereof, among Agent, Seller and Custodian.

“Custodian”: Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.

“Deemed Approval Requirements”: With respect to any matter that requires Agent’s approval pursuant to Section 8.09 of this Agreement, (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Seller shall have sent Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER REPURCHASE AND SECURITIES CONTRACT BETWEEN THE UNDERSIGNED AND AGENT” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Agent shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Seller shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER REPURCHASE AND SECURITIES CONTRACT BETWEEN THE UNDERSIGNED AND AGENT” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Agent shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Agent requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Agent for purposes of the foregoing.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulting Buyer”: Any Buyer which for any reason shall fail or refuse to abide by its obligations under this Agreement or the other Repurchase Documents within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days.

“Default Rate”: As of any date, the Pricing Rate in effect on such date plus 400 basis points (4.00%).

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts.

“Dollars” and “$”: Lawful money of the United States of America.

“Early Repurchase Date”: Defined in Section 3.04(b).

“Eligible Asset”: The Asset, provided no Representation Breach exists; provided, that notwithstanding the existence of a Representation Breach with respect to the Asset, Agent may, subject to such terms, conditions and requirements as Agent may require, designate in writing any such non-conforming Asset as an Eligible Asset, which designation may include a temporary or permanent waiver of one or more Eligible Asset requirements.

“Eligible Assignee”: Any of the following Persons designated by Agent for purposes of Section 18.08(b) or Section 18.08(c): (a) any Person that is a “qualified institutional buyer” (as defined in the Securities Act) and has a long-term unsecured debt rating of “A” or better by S&P and “A3” or better by Moody’s or (b) an Affiliate of Agent or any Buyer or (c) any other Person to which Seller provides consent; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required following the occurrence and during the continuance of an Event of Default. Such Person shall provide to Seller such duly executed IRS forms as Seller reasonably requests. Notwithstanding anything herein to the contrary, any such Person must also be a “qualified transferee” under all Purchased Asset Documents.

“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the

Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA”: The Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: Any person (as defined in Section 3(g) of ERISA which, together with Seller would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default”: Defined in Section 10.01.

“Excluded Taxes”: Shall mean, with respect to Agent, any Buyer, any other recipient of any payment to be made by or on account of any obligation of Seller hereunder or any other Indemnified Person (each such person a “Tax Indemnity Beneficiary”), (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Tax Indemnity Beneficiary is organized, in which its principal office is located, conducts business or is paying tax or, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Seller is located, (c) any U.S. federal withholding tax imposed on “withholdable payments”, if a Tax Indemnity Beneficiary is a “foreign financial institution” that fails to comply with the requirements of section 1471(b) of the Code or a “non-financial foreign entity” that fails to comply with section 1472(b) of the Code, each as in effect on the date hereof, or Treasury regulations or administrative guidance promulgated thereunder, and (d) any withholding taxes to the extent attributable to a failure to comply with Section 12.06(d) or 12.06(f).

“Extended Facility Termination Date”: Defined in Section 3.06.

“Extension Exercise Notice”: Defined in Section 3.06.

“Extension Fee”: The meaning set forth in the Fee and Pricing Letter, which definition is incorporated by reference herein.

“Facility Termination Date”: The earliest of (a) June 7, 2016 (or the next Business Day thereafter if June 7, 2016 is not a Business Day), as such date may be extended pursuant to Section 3.06, (b) any Accelerated Repurchase Date, (c) any date on which the Facility

Termination Date shall otherwise occur in accordance with Requirements of Law or (d) if the Transaction has not occurred on or prior to the Funding Expiration Date, the Funding Expiration Date.

“FDIA”: Defined in Section 14.03.

“FDICIA”: Defined in Section 14.04.

“Fee and Pricing Letter”: The fee and pricing letter, dated as of the date hereof, between Agent, for the benefit of each Buyer and Seller.

“Fees”: The meaning set forth in the Fee and Pricing Letter, which definition is incorporated by reference herein.

“FIRREA”: The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Funding Expiration Date”: The earliest of (a) Forty-five (45) days following the Closing Date (i.e., July 22, 2013), or such later date approved by Agent pursuant to written notice delivered to Seller by Agent on or prior to such date that is forty-five (45) days following the Closing Date, (b) the Purchase Date and (c) any date on which the Funding Expiration Date shall otherwise occur in accordance with Requirements of Law.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.

“Guarantee Agreement”: A Limited Guarantee Agreement made by Guarantor in favor of Agent, for the benefit of each Buyer.

“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.

“Guarantor”: Individually and collectively, the parties named as such in the Guarantee Agreement.

“Hazardous Substances”: Any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Income”: All of the following (in each case with respect to the entire par amount of the Asset represented by the Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against the Asset): (a) all Principal Payments, (b) all Interest Payments, and (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of the Purchased Asset, including Principal Payments, Interest Payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until such amounts may be applied to all or a portion of the outstanding indebtedness under the Purchased Asset Documents.

“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed, (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off-Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, and, in the case of Seller only, contingent or future funding obligations under the Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment or credit enhancements, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Guarantee Obligations with respect to Indebtedness, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise, except to the extent such indebtedness provides that such Person is not liable therefor.

“Indemnified Amount”: Defined in Section 13.01(a).

“Indemnified Person”: Defined in Section 13.01(a).

“Independent”: As to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions.

“Independent Appraiser”: An independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each case having a minimum of five (5) years experience in the subject property type.

“Independent Manager”: An individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers or independent members, another nationally recognized company reasonably approved by Agent, in each case that is not an Affiliate of Seller and that provides professional independent directors, independent managers or independent members and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of managers of Seller and is not, has never been, and will not while serving as Independent Manager be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of Seller, Guarantor, any of their respective equity holders or Affiliates (other than (a) as an Independent Manager of Seller or Guarantor and (b) as an Independent Manager of an Affiliate of Seller or Guarantor or any of their respective single-purpose entity equity holder that is not in the direct chain of ownership of Seller or Guarantor and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent directors, independent managers or independent members);

(b) a creditor, supplier or service provider (including provider of professional services) to Seller, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, independent managers or independent members and other corporate services to Seller, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Manager of a special purpose entity affiliated with Seller or Guarantor shall not be disqualified from serving as an Independent Manager of Seller or Guarantor if the fees that such individual earns from serving as Independent Managers of affiliates of Seller or Guarantor in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Initial Notice”: Defined in the definition of Deemed Approval Requirements.

“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) such Person is not Solvent, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Interest Payments”: All payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with the Purchased Asset (other than Principal Payments and any Fees).

“Internal Control Event”: Fraud that involves management or other employees who have a significant role in, the internal controls of Seller, Guarantor or any Affiliate of Seller or Guarantor over financial reporting.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

“Irrevocable Redirection Notice”: A notice in the form of Exhibit C sent by Seller directing the remittance of Income with respect to the Purchased Asset to the Waterfall Account.

“Knowledge”: With respect to any Person, means collectively (i) the Actual Knowledge of such Person and (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person Actual Knowledge, whether or not such Person actually undertook such an inquiry.

“LIBOR”: The rate of interest per annum determined by Buyer on the basis of the rate for United States dollar deposits for delivery on the first (1st) day of each Pricing Period, for a period approximately equal to such Pricing Period, as reported on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of the Pricing Period (or if not so reported, then as determined by Buyer from another recognized source or interbank quotation).

“LIBO Rate”: For any Pricing Period, LIBOR.

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“LTV”: The ratio, expressed as a percentage, of (a) the Purchase Price of the Purchased Asset as of the applicable Facility Termination Date, taking into account the application of all Income pursuant to Section 5.02 on such date, to (b) the value of the Mortgaged Properties securing the Purchased Asset as set forth in the Appraisals delivered pursuant to Section 3.06.

“Market Disruption Event”: Any event or events which, as determined by Agent, acting in a reasonable manner, shall have resulted in (i) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (ii) Agent or any Buyer not being able to finance mortgage assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, (iii) the effective absence of a “securities market” for securities backed by mortgage assets or (iv) Agent or any Buyer not being able to sell securities backed by mortgage assets at prices which would have been reasonable prior to the occurrence of such event or events.

“Material Action”: Any amendment, waiver or other modification to the terms of the Purchased Asset or the Purchased Asset Documents, or any other action taken pursuant to or with respect to the Purchased Asset or a Purchased Asset Document, which, in each case, would have the effect of:

(a) decreasing the principal of, or interest on, the obligations evidenced by the related Mortgage Note;

(b) (i) postponing or extending any scheduled date (other than the maturity date, for which the provisions of clause (b)(ii) below shall apply) fixed for any payment of principal of, or interest on, the obligations evidenced by the Mortgage Note, or (ii) extending the maturity date thereunder (other than any extension of the maturity date thereunder in accordance with the terms, and satisfying the conditions, of such loan document);

(c) releasing any material portion of the collateral securing the obligations evidenced by such Mortgage Note (other than any release required by the terms of the underlying Purchased Asset Document, including, without limitation, releases of condominium units as and when the same are sold), as applicable;

(d) releasing any obligor thereunder (other than any release required by the terms of the underlying Purchased Asset Document or described in the parenthetical to clause (a) above);

(e) waiving a Material Default under the Purchased Asset Documents;

(f) waiving, modifying, reducing or delaying the payment of any material Fees by the Underlying Obligor with respect to the Purchased Asset;

(g) waiving, modifying, reducing or delaying any condition to the extension of the maturity date of the Purchased Asset in accordance with the Purchased Asset Documents; or

(h) (i) exercising any voting, consensual and other powers of ownership pertaining to any membership interests of the Underlying Obligor as if Seller were the an owner thereof or (ii) selling, assigning or otherwise disposing of all or any part of the membership interests of the Underlying Obligor pursuant to that certain Pledge and Security Agreement, dated as of the date of this Agreement, by Pledgor in favor of Seller.

“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the property, business, operations or financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Agent under any Repurchase Document, Purchased Asset Document or

Purchased Asset, (e) the perfection or priority of any Lien on the Purchased Asset, taken as a whole, granted under any Repurchase Document or Purchased Asset Document, in each case, as reasonably determined by Agent or (f) the nature as a going concern of any Mortgaged Property or Underlying Obligor (it being understood that a default or event of default with respect to a Purchased Asset Document, Mortgaged Property or Underlying Obligor shall not constitute a “Material Adverse Affect” for purposes of this clause (f), which is intended to relate solely to a catastrophic event with respect to a Mortgaged Property); provided, however, that this clause (f) shall not apply to any casualty event affecting any Mortgaged Property for which (x) such casualty is covered by insurance proceeds under policies issued by Qualified Insurers and evidenced by certificates of insurance naming Seller or the applicable administrative agent under the Purchased Asset Documents as an insured party, (y) Seller’s pro rata share of such insurance proceeds (net of deductibles) is equal to or greater than the Purchase Price for the Purchased Asset, and (z) Seller provides to Agent evidence reasonably satisfactory to Agent that such casualty is not excluded from the coverage of such insurance policies.

“Material Default”: The occurrence and continuance of any of the following defaults under the terms of the Purchased Asset Documents, regardless of whether Seller shall have delivered notice to the Underlying Obligor of such default, but taking into account any cure or grace periods allowed to such Underlying Obligor in the Purchased Asset Documents:

(a) payment default,

(b) maturity default; provided, however, that a maturity default shall not be a “Material Default” hereunder if Seller continues to pay as and when due pursuant to the Repurchase Documents the Price Differential, any reduction in Purchase Price, and Fees and any other amounts, sums of money, payments, deposits or premiums due under the Repurchase Documents,

(c) breach of a material representation or a material covenant of which Seller has Actual Knowledge,

(d) breach of any material provisions of a related guaranty delivered by a guarantor of the obligations of an Underlying Obligor of which Seller has Actual Knowledge; and

(e) bankruptcy or insolvency of an Underlying Obligor or any guarantor of the obligations of an Underlying Obligor.

Notwithstanding the foregoing, a maturity default shall not constitute a “Material Default” hereunder for so long as (x) Seller has delivered evidence reasonably acceptable to Agent that Seller is actively and diligently pursuing a resolution and/or cure of such Material Default under the applicable Purchased Asset Documents to the extent permitted under Section 8.09 hereof and (y) Seller continues to pay as and when due pursuant to the Repurchase Documents the Price Differential, any reduction in Purchase Price, any Fees and any other amounts, sums of money, payments, deposits or premiums due under the Repurchase Documents.

“Materials of Environmental Concern”: Any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maximum Purchase Price”: An amount equal to eighty-three and thirty-three one-hundredths percent (83.33%) of the then-outstanding principal balance of the Asset as of the Purchase Date, as determined by Agent, subject to adjustment downward only pursuant to Section 6.02 hereof, subject to reduction pursuant to Section 8.13(b).

“Monetary Default”: The failure by Seller to pay when due any Price Differential, reduction in Purchase Price or other amounts, sums of money, payments, deposits or premiums due under the Repurchase Documents, and the failure by Seller to cure such failure within the applicable notice and cure period, if any.

“Moody’s”: Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Agent.

“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other similar instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Note”: An original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the Mortgage Note.

“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“New Counterparty Office”: Defined in Section 12.06(d).

“Multiemployer Plan”: A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Material Action”: Any amendment, waiver or other modification of the Purchased Asset or a Purchased Asset Document, or any other action taken pursuant or with respect to the Purchased Asset or a Purchased Asset Document (other than a Material Action).

“Non-Monetary Default”: Any Default other than a Monetary Default.

“Non-Principal Income”: Defined in Section 5.02(a).

“Non-Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-U.S. Assignee”: Defined in Section 12.06(d).

“Notice of Conversion”: Defined in Section 4.02.

“Off-Balance Sheet Obligations”: With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction that, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction that does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction that (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Original Purchase Price”: With respect to the Purchased Asset the applicable amount set forth on Schedule I hereto under the column headed “Buyer Original Purchase Price ($)”.

“Other Taxes”: Defined in Section 12.06(b).

“Participant”: Defined in Section 18.08(b).

“Participant Register”: Defined in Section 18.08(e).

“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“PBGC”: The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.

“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“Plan”: An employee benefit plan as defined in Section 3(3) of ERISA, subject to Section 4001(a)(15) of ERISA in respect of which Seller, Guarantor or any ERISA Affiliate thereof has any actual or potential liability or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral”: The membership interests held by Pledgor in the Underlying Obligor, together with all membership interest certificates, options or rights of any nature whatsoever which currently exist or hereafter may be issued or granted by the Underlying Obligor to Pledgor while this Agreement is in effect, including, without limitation, any certificates evidencing such interests which have been delivered to Seller.

“Pledgor”: Means SVCA Holdco, LLC, a Delaware limited liability company.

“Post-Foreclosure Plan”: Defined in Section 17.09.

“Preferred Equity”: A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate.

“Price Differential”: For any Pricing Period or portion thereof and for each day during such Pricing Period or portion thereof, (a) 1/360th of the Pricing Rate in effect during such Pricing Period, times (b) the outstanding Purchase Price.

“Pricing Margin”: Defined in the Fee and Pricing Letter.

“Pricing Period”: Means (a) in the case of the first Remittance Date, the period from the Purchase Date to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period shall end after the Repurchase Date.

“Pricing Rate”: For any Pricing Period, the LIBO Rate for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.

“Pricing Rate Reset Date”: (a) In the case of the first Pricing Period, the Purchase Date, and (b) in the case of any subsequent Pricing Period, the Business Day immediately preceding the Remittance Date on which such Pricing Period begins.

“Principal Income”: All Income described in Section 5.01 and deposited into the Waterfall Account during each Pricing Period representing Principal Payments (other than any Fees).

“Principal Payments”: All payments and prepayments (in whole or in part) of principal received and applied as principal toward the Purchase Price for the Purchased Asset (including, without limitation, insurance and condemnation proceeds, scheduled amortization, principal paydowns associated with any restructuring of the Purchased Asset, pay-offs in part (including in connection with any sale of condominium units) and recoveries from liquidation or foreclosure) (other than any Fees).

“Pro Rata Share”: With respect to any Buyer at any time, the proportionate interest of such Buyer in the Transaction as the same may be adjusted from time to time as a result of assignments to or from a Buyer pursuant to Section 18.08 hereof.

“Protective Advances”: Any amount (not to exceed $100,000.00 without the prior written consent of the Requisite Buyers) advanced or expended by Agent to preserve or protect the Purchased Asset or Agent’s right or title thereto.

“Purchase Date”: The date on which the Purchased Asset is transferred by Seller to Agent and Buyers.

“Purchase Price”: As of any date, the Original Purchase Price, (i) reduced by (x) any Principal Payments remitted to the Waterfall Account and which were applied to the Purchase Price by Agent pursuant to Section 5.02(b), (y) any Interest Payments remitted to the Waterfall Account and which were applied to the Purchase Price by Agent pursuant to clause fourth of Section 5.02(a), and (z) any Income remitted to the Waterfall Account and which was applied to the Purchase Price by Agent pursuant to Section 5.03 and (ii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price pursuant to Sections 3.04(c) and 3.05. In no event shall any Fees received by Agent or Buyer reduce the Purchase Price hereunder.

“Purchased Asset”: For the Transaction, the Asset sold by Seller to Agent, for the benefit of each Buyer in such Transaction, including, to the extent relating to the Asset, all of Seller’s right, title and interest in and to: (i) the Purchased Asset Documents, (ii) Servicing Rights, (iii) Servicing Files, (iv) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, (v) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (vi) the principal balance of the Asset, not just the amount advanced, (vii) amounts and property from time to time on deposit in the Waterfall Account and the Waterfall Account itself, (viii) collection, escrow, reserve or collateral accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (ix) Income, (x) security interests of Seller in Derivatives Contracts entered into by Underlying Obligors, (xi) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, and (xii) all supporting obligations of any kind; provided, that (A) the Purchased Asset shall not include any obligations of Seller or any Retained Interests, and (B) for purposes of the grant of security interest by Seller to Agent, for the benefit of each Buyer and the other provisions of Article 11, the Purchased Asset shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (xii). Notwithstanding anything herein to the contrary, “Purchased Asset” shall not include the Asset if Seller has repurchased the Asset pursuant to Sections 3.04(b), (d) or (e).

“Purchased Asset Documents”: Those documents executed in connection with, evidencing or governing the Purchased Asset, the related Mortgaged Property and the Pledged Collateral and which are required to be delivered to Agent (to the extent that Seller holds legal title to such documents).

“Purchased Asset Event of Default”: Shall mean an “Event of Default”, as such term is defined in the Underlying Loan Agreement.

“Qualified Insurer”: An insurance company having a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A+” (or its equivalent) or better by at least two (2) of the Rating Agencies.

“Rating Agencies”: Each of Fitch, Inc., Moody’s and S&P.

“Reference Banks”: Banks each of which shall (a) be a leading bank in the international Eurocurrency market, and (b) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, PLC and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Agent shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Agent may designate alternative banks meeting the criteria specified in the preceding clauses (a) and (b).

“Register”: Defined in Section 18.08(f).

“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any property or Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“Remittance Date”: The twenty-sixth (26th) day of each month (or if such day is not a Business Day, the next following Business Day), or such other day as is mutually agreed to by Seller and Agent.

“REO Mortgage”: A mortgage or deed of trust, as applicable, on an REO Property, given by an REO Owner to Agent in the form and substance reasonably acceptable to Agent, in accordance with Article 4 hereof.

“REO Owner”: Individually and collectively, as the context may require, any party that is formed to acquire title to REO Property pursuant to Article 4 hereof, which entity shall (a) be a newly formed single-purpose, bankruptcy remote Delaware limited liability company that complies with this Agreement and the other Repurchase Documents, (b) be a wholly owned subsidiary of Seller, and (c) have Governing Documents substantially in the form of Seller.

“REO Propert(y)(ies)”: Individually or collectively, as the context may require, each Mortgaged Property and/or Pledged Collateral that is Converted to direct ownership by an REO Owner pursuant to Article 4.

“Reportable Event”: Any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived under Pension Benefit Guaranty Commission Reg. §4043.

“Representation Breach”: Any representation, warranty, certification, statement or affirmation made or deemed made by Seller or Guarantor in any Repurchase Document (including in Schedule II) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any Knowledge or lack of Knowledge thereof by such Person, other than an Approved Representation Breach.

“Representation Exceptions”: A written list prepared by Seller specifying, in reasonable detail, the representations and warranties (or portions thereof) set forth in this Agreement (including in Schedule II) which are not satisfied with respect to the Asset.

“Repurchase Date”: The earliest of (a) the Facility Termination Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase the Purchased Asset as specified by Seller and agreed to by Agent in the related Confirmation.

“Repurchase Documents”: Collectively, this Agreement, the Custodial Agreement, the Fee and Pricing Letter, the Controlled Account Agreement, the Guarantee Agreement, the Repurchase Deficiency Indemnity Agreement, all Irrevocable Redirection Notices, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any Repurchase Document, any REO Mortgage, any other agreements delivered in accordance with Article 4 hereof in connection with a Conversion (including, without limitation, any pledge agreement, joinder agreement, guaranty agreement or environmental indemnity agreement), all other agreements, documents and instruments granting, attaching or perfecting Liens to secure, inter alia, the Repurchase Obligations (whether now or hereafter executed and/or filed, executed and delivered in connection with the granting, attachment and perfection of Agent’s security interests and Liens arising thereunder) and all additional documents, certificates, agreements or instruments, the execution of which is required or necessary for performing or carrying out any other Repurchase Document; provided, however, the Underwriting Package shall not constitute Repurchase Documents.

“Repurchase Deficiency Indemnity Agreement”: A Facility Repurchase Deficiency Indemnity Agreement made by Guarantor in favor of Agent, for the benefit of each Buyer.

“Repurchase Obligation Trigger Event”: Shall mean the Facility Termination Date.

“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to each Buyer arising under or in connection with the Repurchase Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”: An amount equal to the sum of:

(a) the outstanding Purchase Price as of such date; and

(b) the accrued and unpaid Price Differential on the amount referred to in the immediately preceding clause (a) for the Purchased Asset as of such date; and

(c) all other amounts due and payable as of such date by Seller to any Buyer under this Agreement or any Repurchase Document;

(d) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts due and payable as of such date by Seller or Guarantor to Agent, any Buyer or any of their respective Affiliates under this Agreement or any Repurchase Document; and

(e) any unpaid Fees due to Buyer as of such Date.

“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Requisite Buyers”: Buyers holding not less than 66 2/3% of the outstanding Purchase Price of the Transaction held by all Current Buyers or, if the commitments have been terminated or reduced to zero, Buyers holding at least 66 2/3% of the outstanding Purchase Price under the Transaction, provided that: (a) in determining such percentage at any given time, all then existing

Defaulting Buyers will be disregarded and excluded and the Pro Rata Shares of the Transaction of Buyers shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Transaction of such Defaulting Buyers; and (b) at all times when two or more Buyers are party to this Agreement, the term “Requisite Buyers” shall in no event mean less than two Current Buyers (unless there are only two Buyers in which case the term “Requisite Buyers” shall mean the Current Buyer(s)).

“Reserve Requirement”: For any Pricing Period, the aggregate of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by any Buyer.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person together with, in connection with a determination of Knowledge, any employee, officer or director that has ongoing responsibilities in connection with the administration of the Repurchase Documents and/or the Purchased Asset.

“Retained Interest”: (a) With respect to the Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing the Purchased Asset, and (iii) if any portion of the Indebtedness related to the Purchased Asset is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to the Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Agent.

“Sanctioned Entity”: (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that (in the case of the preceding clauses (a), (b), (c) and this clause (d)) is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“Second Notice”: Defined in the definition of Deemed Approval Requirements.

“Securities Act”: Shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder, as the same are amended from time to time.

“Seller”: The Seller named in the preamble of this Agreement.

“Seller’s Counsel”: Defined in Section 18.08(c).

“Servicer”: Shall mean Midland Loan Services, a division of PNC Bank, National Association, in its capacity as servicer under the Servicing Agreement, together with its successors and permitted assigns, or any other servicer approved by Agent.

“Servicing Agreement”: Shall mean a tri-party servicing agreement acceptable to Agent to be entered into by and among Seller, Buyer and Servicer on or prior to the Purchase Date, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time or such other replacement agreement entered into by Seller and Servicer (or Seller, Buyer and Servicer, as the case may be) for the servicing of the Purchased Asset, acceptable to Agent in its discretion.

“Servicing File”: With respect to the Purchased Asset, the file retained and maintained by Seller or Servicer including the originals or copies of all Purchased Asset Documents and other documents and agreements relating to the Purchased Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, computer tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of the Purchased Asset, which file shall be held by Seller and/or Servicer for and on behalf of Agent.

“Servicing Rights”: All right, title and interest of Seller, Guarantor or any Affiliate of Seller or Guarantor in and to any and all of the following, to the extent applicable: (a) rights to service and collect and make all decisions with respect to the Purchased Asset, (b) amounts received by Seller or any other Person for servicing the Purchased Asset, (c) late fees, penalties or similar payments with respect to the Purchased Asset, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Purchased Asset, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Asset, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Asset, and (g) accounts and other rights to payment related to the Purchased Asset.

“Single Employer Plan”: Any Plan that is not a Multiemployer Plan.

“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity”: A corporation, limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Taxes”: Defined in Section 12.06(a).

“Tax Indemnity Beneficiary”: Defined in the definition of Excluded Taxes.

“Transaction”: With respect to the Asset, the sale and transfer of the Asset from Seller to Agent and initial Buyer pursuant to the Repurchase Documents against the transfer of funds from initial Buyer to Seller representing the Original Purchase Price for the Asset.

“Transfer Authorizer Designation”: Defined in Section 18.26.

“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection or priority of the security interest in the Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“Underlying Loan Agreement”: Means that certain Loan Agreement, dated as of the date hereof, between Seller and Underling Obligor.

“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor and other obligor or obligors under the Asset, including any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Asset Documents relating to the Asset.

“Underwriting Package”: With respect to the Asset, (a) the internal underwriting asset summary and abridged business plan (redacted to protect confidential information), prepared by Seller for its evaluation of the Asset, (b) all documents, instruments and agreements made available to Seller in respect of the closing of the origination of the Purchased Asset, (c) all Purchased Asset Documents required to be delivered to Custodian under the Custodial Agreement, (d) an appraisal, and (e) such further documents or information as Agent may reasonably request.

“Waterfall Account”: A segregated account to be established at Account Bank, in the name of Seller, pledged to Agent and subject to a Controlled Account Agreement.

“Whole Loan”: A first priority commercial real estate whole loan.

Section 2.01 Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.01 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Agent. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Agent or any Buyer under the Repurchase Documents, the relevant document shall be provided in writing, including in the form of a PDF attachment to an electronic mail, or printed form unless Agent or such Buyer requests otherwise. At the request of Agent or such Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Agent and each Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Agent may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion subject in all cases to the implied covenant of good faith and fair dealing. Reference in any Repurchase Document to Agent’s discretion, shall mean, unless otherwise expressly stated herein or therein, Agent’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, unless otherwise stated in a Repurchase Document, whenever Agent has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Agent (or any similar language or terms), the decision of Agent with respect thereto shall be in the sole and absolute discretion of Agent, and such decision shall be final and conclusive, absent manifest error.

ARTICLE 3

THE TRANSACTIONS

Section 3.01 Procedures.

(a) Prior to the Closing Date, Seller delivered to initial Buyer the Underwriting Package for the Asset. On or prior to the Funding Expiration Date, with not less than three (3) Business Days’ prior written notice to Agent, Seller and Agent shall enter into the Transaction as evidenced by Seller sending Agent a notice substantially in the form of Exhibit A (“Transaction Request”) (i) describing the Asset and (ii) specifying which (if any) of the representations and warranties of Seller set forth in this Agreement (including in Schedule II applicable to the Asset) Seller will be unable to make with respect to the Asset. Seller shall promptly deliver to Agent and each Buyer any supplemental materials requested at any time by Agent or any Buyer, provided such requested supplemental materials are either in Seller’s possession or are reasonably obtainable by Seller. It is expressly agreed and acknowledged that Agent is entering into the Transaction on behalf of each Buyer, on the basis of all such representations and warranties. In the event of either (i) a Representation Breach relating to Section 7.10 or to a representation contained in Schedule II of this Agreement or (ii) a Representation Breach or breach of a covenant set forth in Article 8 hereof arising solely out of clause (f) of the definition of “Material Adverse Effect”, Seller shall (x) by not later than the fifth (5th) Business Day after receipt of notice thereof from Agent or any Buyer or the discovery thereof by Seller, either remedy such Representation Breach or deliver evidence to Agent that Guarantor has delivered to the investors in Guarantor capital calls in an amount sufficient to repurchase the Purchased Asset and (y) if the Representation Breach remains unremedied at the end of the five (5) Business Day period referred to in the immediately preceding clause (x), repurchase the Asset in accordance with Section 3.05 by not later than ten (10) Business Days after the end of the initial five (5) Business Day period referred to in the preceding clause (x).

(b) By not later than the Purchase Date, Seller shall deliver to Agent an executed preliminary Confirmation for the Transaction, describing the Asset and its proposed Purchase Date, Applicable Purchase Percentage and Original Purchase Price. If Agent, in its commercially reasonable discretion, requires changes to the preliminary Confirmation, Seller shall make such changes and re-execute the preliminary Confirmation. Agent shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction. Upon the execution of the Confirmation by Agent and Seller, the Transaction shall become effective and shall be subject to all of the terms and conditions of the Repurchase Documents. Agent’s purchase of the Asset shall be evidenced only by its execution and delivery of the Confirmation. For the avoidance of doubt, neither Agent nor any Buyer shall (i) be bound by any preliminary or final non-binding determination referred to above, or (ii) be obligated to purchase the Asset notwithstanding the Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Agent.

(c) The Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to the Transaction, the Confirmation shall prevail. Whenever the Applicable Purchase Percentage or any other term of the Transaction (other than the Pricing Rate and outstanding Purchase Price) with respect to the Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by Seller and Agent.

(d) The fact that Agent or any Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of the Asset or Purchased Asset shall in no way affect any rights Agent or any Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise.

(e) The Transaction shall not be entered into if (i) any Default or Event of Default exists or would exist as a result of such Transaction or (ii) after giving effect to the Transaction, the Purchase Price of the Purchased Asset would exceed the Maximum Purchase Price.

Section 3.02 Transfer of Purchased Asset; Servicing Rights. On the Purchase Date, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to the Purchased Asset shall be transferred to and vest in Agent and each Buyer or their respective designee against the simultaneous transfer of the Purchase Price for the Purchased Asset to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Agent on a servicing-released basis all of Seller’s right, title and interest (but no Retained Interests) in and to the Purchased Asset, together with all related Servicing Rights. The

Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Asset under this Agreement and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents. Subject to the satisfaction of all conditions precedent set forth in Article 6, Buyer agrees to pay to Seller the Original Purchase Price for the Purchased Asset.

Section 3.03 Disbursement to Seller. Seller may request and receive only one payment hereunder in respect of the Transaction. Seller is not entitled to receive any additional payment hereunder as a result of any payment by Seller to Agent and/or Buyer hereunder with respect to the Repurchase Price.

Section 3.04 Early Repurchase Date; Voluntary Reduction of Purchase Price; Mandatory Reductions of Purchase Price.

(a) Except as set forth in Sections 3.04(b), (d) and (e) hereof, Seller shall not have any right to terminate the Transaction and repurchase the Purchased Asset prior to the Repurchase Date. Except as set forth in Section 3.04(c) and Section 3.06(a)(i)(E) hereof, Seller shall not have any right to reduce the outstanding Purchase Price prior to the Repurchase Date.

(b) Notwithstanding anything herein to the contrary, during the continuance of a Purchased Asset Event of Default, Seller may terminate the Transaction with respect to the Purchased Asset and repurchase the Purchased Asset on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that:

(i) Seller notifies Agent at least three (3) Business Days before the proposed Early Repurchase Date identifying the Purchased Asset to be repurchased and the Repurchase Price thereof,

(ii) Seller delivers a certificate from a Responsible Officer of Seller in form and substance reasonably satisfactory to Agent, certifying that (1) no Default or Event of Default exists or would exist as a result of such repurchase which would continue after the completion of such repurchase and (2) there are no other Liens on the Purchased Asset other than Buyer’s Lien or a Permitted Lien which would continue after the completion of such repurchase,

(iii) if the Early Repurchase Date is not a Remittance Date, Seller pays to Agent any amount due under Section 12.03, and

(iv) Seller thereafter complies with Section 3.05.

(c) Notwithstanding anything herein to the contrary, upon any prepayment or repayment in part of the debt evidenced by the Mortgage Note with respect to the Purchased Asset in part in accordance with to the Purchased Asset Documents, Seller shall deposit all amounts received by Seller with respect to such prepayment or repayment of the debt evidenced by the Mortgage Note into the Waterfall Account to be applied pursuant to Article 5 hereof. Seller shall not be permitted to terminate the Transaction or repurchase the Purchased Asset in connection with a reduction of the outstanding Purchase Price pursuant to this Section 3.04(c).

(d) Notwithstanding anything herein to the contrary, upon the prepayment or repayment in full of the debt evidenced by the Mortgage Note with respect to the Purchased Asset in accordance with the Purchased Asset Documents and the satisfaction in full of all other obligations of the Underlying Obligor with respect to the Purchased Asset, Seller shall (i) repurchase the Purchased Asset simultaneously with the prepayment or repayment of the debt evidenced by the Mortgage Note with respect to the Purchased Asset and (ii) comply with Section 3.05 hereof. Upon the satisfaction of the terms and conditions of this Section 3.04(d), the Transaction shall terminate with respect to the Purchased Asset.

(e) Notwithstanding anything in this Agreement, and in addition to other rights and remedies of Agent or any Buyer under any Repurchase Document, Seller shall immediately repurchase in accordance with Section 3.05 the Purchased Asset if a Repurchase Obligation Trigger Event occurs.

Section 3.05 Repurchase. On the Repurchase Date (or Early Repurchase Date, if applicable), or on the date of any pay-off of the Purchased Asset pursuant to which the obligor thereunder is released from future payment obligations in accordance with this Agreement, or upon the payment in full for any reason of the Repurchase Price with respect to the Purchased Asset, Seller shall transfer to Agent the Repurchase Price for the Purchased Asset as of the Repurchase Date (or Early Repurchase Date, if applicable) and, so long as no Event of Default has occurred and is continuing, Agent shall promptly transfer to Seller the Purchased Asset in accordance with Section 18.19, whereupon the Transaction with respect to the Purchased Asset shall terminate; provided, however, that in the event of a pay-off of the Purchased Asset, Agent shall transfer the Purchased Asset to Seller regardless of whether an Event of Default has occurred and is continuing. Any Income with respect to the Purchased Asset received by Agent or any Buyer or Account Bank after payment of the Repurchase Price therefor shall be promptly remitted to Seller. Notwithstanding the foregoing, not later than the Facility Termination Date, Seller shall repurchase the Purchased Asset by paying to Agent the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. Agent shall promptly remit to Seller the excess, if any, remaining after application of such funds and any Income to the outstanding Repurchase Obligations.

Section 3.06 Extension Option.

(a) At the request of Seller delivered to Agent (an “Extension Exercise Notice”), Agent and each Buyer shall grant two (2) extensions of the Facility Termination Date for a period of twelve (12) months each (each an “Extension Option”), subject to the satisfaction of the conditions set forth below with respect to each Extension Option (the “Extended Facility Termination Date”). Any extension of the Facility Termination Date pursuant to this Section 3.06(a) shall be subject to the following:

(i) If no Purchased Asset Event of Default exists on the Facility Termination Date (or Extended Facility Termination Date, as applicable):

(A) Seller has delivered to Agent an Extension Exercise Notice with respect to the applicable Extension Option within five (5) Business Days after Seller’s receipt of notice from the Underlying Obligor that the Underlying Obligor has elected to exercise the Underlying Obligor’s then-applicable extension option in accordance with the Purchased Asset Documents,

(B) the maturity date of the Purchased Asset has been extended in accordance with the terms and conditions of the Underlying Loan Agreement,

(C) no Event of Default exists on the date of the request to extend or the Facility Termination Date (or Extended Facility Termination Date, as applicable),

(D) the payment by Seller to Agent of the Extension Fee on or before the Facility Termination Date (or Extended Facility Termination Date, as applicable), which payment may be made by Seller at any time on or before the Facility Termination Date (or Extended Facility Termination Date, as applicable) in Seller’s sole discretion, and

(E) if required by Agent pursuant to the last paragraph of this Section 3.06, Agent shall have received an Appraisal with respect to the individual Mortgaged Properties securing Purchased Asset which confirms that the LTV as of the Facility Termination Date (or Extended Facility Termination Date, as applicable) shall be equal to or less than fifty-four percent (54%); provided, however, that Seller shall have the right to reduce the outstanding Purchase Price on or prior to the Facility Termination Date (or Extended Facility Termination Date, as applicable), without premium or penalty, in such an amount necessary to cause the LTV to be equal to or less than fifty-four percent (54%).

(ii) If a Purchased Asset Event of Default exists on the Facility Termination Date (or Extended Facility Termination Date, as applicable):

(A) Seller has delivered to Agent an Extension Exercise Notice with respect to the applicable Extension Option no earlier than four (4) months or later than thirty (30) days before the Facility Termination Date (or Extended Facility Termination Date, as applicable),

(B) no Event of Default exists on the date of the request to extend or the Facility Termination Date (or Extended Facility Termination Date, as applicable),

(C) the payment by Seller to Agent of the Extension Fee, if any, on or before the Facility Termination Date (or Extended Facility Termination Date, as applicable), which payment may be made by Seller at any time on or before the Facility Termination Date (or Extended Facility Termination Date, as applicable) in Seller’s sole discretion,

(D) Seller has delivered evidence reasonably satisfactory to Agent that Seller is diligently pursuing a resolution and/or cure of the Purchased Asset Event of Default; and

(E) Seller continues to pay as and when due pursuant to the Repurchase Documents the Price Differential, any reduction in Purchase Price, and Fees and any other amounts, sums of money, payments, deposits or premiums due under the Repurchase Documents.

(b) If (i) Seller has exercised each applicable Extension Option in accordance with Section 3.06(a) hereof, (ii) a Purchased Asset Event of Default has occurred after the exercise of each applicable Extension Option in accordance with Section 3.06(a) hereof and is continuing, and (iii) a Conversion has not occurred on or prior to the then-current Extended Facility Termination Date, then Agent and each Buyer shall grant one (1) additional extension of the Facility Termination Date for a period of twelve (12) months subject to the satisfaction of the conditions set forth below:

(i) Seller has delivered to Agent an Extension Exercise Notice with respect to the applicable Extension Option no earlier than four (4) months or later than thirty (30) days before the then-current Extended Facility Termination Date,

(ii) no Event of Default exists on the date of the request to extend or the then-current Extended Facility Termination Date, and

(iii) Seller has delivered evidence reasonably satisfactory to Agent that Seller is diligently pursuing a resolution and/or cure of the Purchased Asset Event of Default.

(iv) Seller continues to pay as and when due pursuant to the Repurchase Documents the Price Differential, any reduction in Purchase Price, and Fees and any other amounts, sums of money, payments, deposits or premiums due under the Repurchase Documents.

In the event Seller timely requests an extension of the Facility Termination Date (or Extended Facility Termination Date, as applicable) pursuant to this Section 3.06(a)(i), then Seller shall, at no cost or expense to Agent or Buyer, order and commission pursuant to the Purchased Asset Documents, and deliver to Agent, an Appraisal of the Mortgaged Property in form reasonably acceptable to Agent for purposes of determining whether Section 3.06(a)(i)(E) above shall be satisfied as of the Facility Termination Date (or Extended Facility Termination Date, as applicable). If Seller fails to deliver such Appraisal to Agent within five (5) Business Days prior to the Facility Termination Date (or Extended Facility Termination Date, as applicable), then Agent shall have the right to obtain an appraisal for any Mortgaged Property for purposes of determining whether Section 3.06(a)(i)(F) above shall be satisfied as of the Facility Termination Date (or Extended Facility Termination Date, as applicable), and Seller shall be responsible for the reasonable out-of-pocket costs and expenses incurred by Agent in obtaining any such Appraisal.

Section 3.07 Payment of Price Differential and Fees.

(a) Notwithstanding that Agent, each Buyer and Seller intend that the Transaction hereunder be a sale to Agent and each Buyer of the Purchased Asset, Seller shall pay to Agent the accrued value of the Price Differential for the Purchased Asset on each Remittance Date. Agent shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Agent’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Agent shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.

(b) Seller shall pay to Agent all fees and other amounts, including, without limitation, any Fees, as and when due as set forth in this Agreement and the Fee and Pricing Letter.

Section 3.08 Payment, Transfer and Custody.

(a) Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller, Guarantor or any other Person under the Repurchase Documents shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (Central Standard Time) on the day when due, in immediately available Dollars and without deduction, setoff or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment under the Repurchase Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. Seller shall, to the extent permitted by Requirements of Law, pay to Agent (in addition to, and together with, such past-due Repurchase Price) a late fee equal to one percent (1%) of the total amount of the late payment, plus interest on such past-due amount as provided in Section 18.16, together with any other amounts not paid when due under the Repurchase Documents, until all such past-due amounts are received in full by Agent; provided, that notwithstanding the foregoing, Seller shall not have any obligation to pay such late fee (x) with respect to up to three (3) such late payments that occur prior to the Repurchase Date (unless such late payments occur on consecutive Remittance Dates in which event the late fee shall apply on the third (3rd) such Remittance Date) or (y) on the Repurchase Date which occurs on the Facility Termination Date. Amounts payable to a Buyer and not otherwise required to be deposited into the Waterfall Account shall be deposited into an account of such Buyer. Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding any Buyer’s account or the Waterfall Account. Amounts in the Waterfall Account may be invested at the direction of Agent in cash equivalents before they are distributed in accordance with Article 5.

(b) Any Purchased Asset Documents not delivered to Agent or Custodian are and shall be held in trust by Seller or its agent for the benefit of each Buyer as the owner thereof. Seller or its agent shall maintain a copy of the Purchased Asset Documents and the originals of the Purchased Asset Documents not delivered to Agent or Custodian. The possession of Purchased Asset Documents by Seller or its agent is in a custodial capacity only at the will of Agent and for the sole purpose of assisting the Servicer with its duties under the Servicing

Agreement. Each Purchased Asset Document retained or held by Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the Purchased Asset to Agent and each Buyer on a servicing-released basis. Seller or its agent shall release its custody of the Purchased Asset Documents only in accordance with written instructions from Agent, unless such release is required as incidental to the servicing of the Purchased Asset or is in connection with a repurchase the Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.

Section 3.09 Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, the Purchased Asset or any Mortgaged Property, (b) any Insolvency Proceeding relating to Seller or any Underlying Obligor, or any action taken with respect to any Repurchase Document or Purchased Asset Document by any trustee or receiver of Seller or any Underlying Obligor or by any court in any such proceeding, (c) any claim that Seller has or might have against Agent or any Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Agent or any Buyer to perform or comply with any Repurchase Document or other agreement with Seller; provided, however, that the foregoing shall not release Agent or any Buyer of its obligation to release and transfer the Purchased Asset back to Seller or Seller’s designee in a simultaneous transaction upon payment in full of the Repurchase Price, (e) the invalidity or unenforceability of the Purchased Asset, any Repurchase Document or any Purchased Asset Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing. The Repurchase Obligations shall be full recourse to Seller. This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.

ARTICLE 4

CONVERSION OF PURCHASED ASSET TO REO PROPERTY

Section 4.01 Conversion of Purchased Asset to REO Property. Seller may, from time to time after the occurrence of a Material Default with respect to the Purchased Asset with the approval of Agent (such approval not to be unreasonably withheld, conditioned or delayed), Convert all or part of the Mortgaged Properties securing the Purchased Asset (or the entire Pledged Collateral) to REO Property by satisfying the Conversion Conditions. Each date of Conversion of all or part of the Mortgaged Properties securing the Purchased Asset (or the entire Pledged Collateral), as evidenced by the recording of the related sale deed in the applicable county records (which shall occur not later than five (5) Business Days after the related foreclosure sale date or other resolution date) (or the taking of ownership to the Pledged Collateral) is referred to as the “Conversion Date” for the Purchased Asset. In the event that all or part of the Mortgaged Properties securing the Purchased Asset (or the entire Pledged

Collateral) is Converted to REO Property by Seller in accordance with this Article 4, any term, condition or provision hereunder or under any other Repurchase Agreement applicable to the Purchased Asset shall continue to apply to the related REO Property owned by the related REO Owner and the related REO Mortgage to the same extent as if the all or part of the Mortgaged Properties securing the Purchased Asset was not subject to a Conversion (or the entire Pledged Collateral).

Section 4.02 Conversion Conditions. To Convert all or part of the Mortgaged Properties (or the entire Pledged Collateral) securing the Purchased Asset to REO Property, Seller shall satisfy each of the following conditions (the “Conversion Conditions”):

(a) Seller shall give Agent at least ten (10) Business Days prior written notice (or such shorter period as may be acceptable to Agent in its sole and absolute discretion) of Seller’s intent to Convert the Purchased Asset, which notice shall specify the anticipated Conversion Date (a “Notice of Conversion”);

(b) no Event of Default shall exist;

(c) Prior to the occurrence of any Conversion, Seller shall form a new separate REO Owner (for each REO Property) for the purpose of (i) taking the deed to the applicable Mortgaged Property in the name of such REO Owner, (ii) taking sole ownership and title to the Pledged Collateral in the name of the REO Owner or (iii) taking the Purchased Asset by assignment in the name of such REO Owner and thereafter taking the deed to the related Mortgaged Property in the name of such REO Owner, and on the date on which such REO Owner is formed, such REO Owner shall execute a guaranty agreement (guaranteeing Seller’s obligations under this Agreement and the other Repurchase Documents), in form and substance reasonably acceptable to Agent; and

(d) Prior to the occurrence of any Conversion, Seller and the applicable REO Owner shall deliver or cause to be delivered to Agent the following items:

(i) a true and complete copy of the Governing Documents, together with any original certificate representing 100% of the ownership interests in such REO Owner endorsed or otherwise assigned in blank or to Agent for the benefit of Buyers hereunder;

(ii) a pledge agreement, in form and substance reasonably acceptable to Agent, whereby Seller pledges all of its right, title and interest in such REO Owner, as additional collateral hereunder;

(iii) copies of UCC financing statements required under the pledge agreement referenced in Section 4.02(d)(ii) with evidence of filing thereon that names Seller as debtor and the Agent, on behalf of Buyers hereunder, as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the collateral in which the Agent, on behalf of Buyers hereunder, has a grant;

(iv) an updated organizational chart of Seller including such REO Owner;

(v) an original REO Mortgage on the related Mortgaged Property securing the applicable REO Owner’s obligations under the guaranty agreement referenced in Section 4.02(c);

(vi) a true and complete copy of the deed, lease (and all amendments and modifications thereof and any nondisturbance or other agreements related thereto), if any, or other instrument pursuant to which the related REO Owner, if any, acquired or will acquire its interest in the related REO Property;

(vii) an original title insurance policy, in form and substance reasonably acceptable to Agent, insuring the REO Mortgage as a first priority lien on the applicable Mortgaged Property, subject to no lien or encumbrance other than Permitted Liens, together with a tie-in endorsement if available at commercially reasonable rates, in an amount equal to at least the Original Purchase Price for the Purchased Asset from a title insurance company reasonably acceptable to Agent; provided, that in lieu of obtaining a new original title insurance policy, Seller and the applicable REO Owner may, at their option, obtain a date-down endorsement (in form and substance reasonably acceptable to Agent) of the existing title insurance policy subject to the approval of Agent (such approval not to be unreasonably withheld, conditioned or delayed);

(viii) a copy of an original owner’s policy insuring the related REO Owner as the owner of the related REO Property in an amount equal to at least the Original Purchase Price for the Purchased Asset;

(ix) a copy of any operating or master lease, if any, with respect to such REO Property, in form and substance acceptable to Agent, together with any subordination agreements as Agent may require;

(x) an asset management agreement, in form and substance acceptable to Agent, providing for property management of the REO Property, together with any assignment and subordination agreements as Agent may require;

(xi) copies of UCC financing statements with evidence of filing thereon that names REO Owner as debtor and the Agent, on behalf of Buyers hereunder, as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the collateral in which the Agent, on behalf of Buyers hereunder, has a grant;

(xii) to the extent in Seller’s or REO Owner’s possession or control, copies of any other material written agreements related to such REO Property or any other documents, reports and/or certifications executed and/or delivered by the related Underlying Obligor, the Seller, the REO Owner or any other person or entity in connection with the closing of the Conversion or with respect to such REO Property or any amendment thereof and any legal opinions delivered in connection with the closing of the Conversion;

(xiii) such other documents and instruments as Agent may reasonably require in order to obtain and perfect a first priority security interest in (x) the related REO Property and/or REO Owner’s interest therein and (y) the REO Owner;

(xiv) an environmental indemnity agreement, in form and substance reasonably acceptable to Agent, executed by Seller, such REO Owner and Guarantor;

(xv) opinions of counsel, in form and substance reasonably acceptable to Agent (provided, that opinions of counsel in form and substance consistent with similar opinions delivered on the Closing Date shall be deemed reasonably acceptable), with respect to (i) entity matters and enforceability of the related guaranty agreement, pledge agreement, REO Mortgage and environmental indemnity agreement, (ii) the creation and perfection of the Agent’s (on behalf of the Buyers hereunder) security interest in all of the assets of Seller (with respect to such REO Owner) and REO Owner and (iii) bankruptcy safe-harbor protection;

(xvi) certificates of insurance, satisfactory to Agent, evidencing that customary insurance has been obtained and is in full force and effect with respect to such REO Property;

(xvii) an environmental site assessment (subject to any limitations set forth in the underlying Purchased Asset Documents) and confirmation from Seller and the applicable REO Owner pursuant to Section 4.04 hereof;

(xviii) such due diligence materials as Agent may reasonably require; and

(xix) such other documents, certificates, agreements (including, without limitation, any necessary comfort letters, replacement franchise agreements or assumptions thereof or any amendments or modifications to the Repurchase Documents necessary to establish cash management, escrows and reserves with respect to the applicable REO Property or to recognize that the Purchased Asset has been subject to a Conversion) or materials as Agent may reasonably require.

Section 4.03 Recording. In connection with the transactions contemplated by this Article 4, the Seller and applicable REO Owner shall promptly duly record or file each of the documents, instruments and agreements delivered to the Agent pursuant to Section 4.02 in such manner and in such places as is required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by this Agreement, the related REO Mortgage and the other Repurchase Documents, and the Seller and applicable REO Owner shall pay all transfer and mortgage recording taxes, fees and other charges in connection with the execution, delivery and/or filing thereof.

Section 4.04 Environmental Compliance. Notwithstanding anything to the contrary herein, neither the Seller nor any REO Owner shall obtain title to a Mortgaged Property or the Pledged Collateral in connection with any Conversion, if as a result of any such action Agent reasonably determines after consulting with legal counsel and duly qualified environmental specialists that (i) Seller or any REO Owner would fail to qualify under applicable CERCLA liability exemptions for lenders or bona fide prospective purchasers or (ii) that Agent or any Buyer would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Agent has previously reasonably determined, based on an Environmental Site Assessment prepared by an Independent Person who regularly conducts environmental audits, that:

(a) such Mortgaged Property is in compliance in all material respects with applicable environmental laws, or, if not, that it is reasonably prudent (as determined by Agent) to take such actions as are necessary to bring the Mortgaged Property in compliance in all material respects therewith; and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Substances for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any then effective federal, state or local law or regulation, or that, if any such Hazardous Substances are present for which such action could be required, it is reasonably prudent (as determined by Agent) to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental site assessment first obtained by the Seller with respect to the applicable Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Substances may be present but does not definitively establish such fact, the Seller shall cause such further environmental tests as the Agent shall deem reasonably prudent. Any such tests shall be deemed part of the environmental site assessment obtained by the Seller for purposes of this Section 4.04.

Section 4.05 Completion of Conversion. Upon the Conversion Date relating to the Conversion of the Purchased Asset, so long as Seller has satisfied the Conversion Conditions and except to the extent previously delivered to Seller, Buyer shall, on such date (a) promptly deliver to Seller or a designee the related transfer documents and any and all other documents and instruments held by Buyer related to the Purchased Asset, and (b) solely for purposes of consummating the Conversion, be deemed to have simultaneously (x) transferred and released to Seller all of Buyer’s right, title and interest in and to the Purchased Asset (including all Servicing Rights and Income related thereto, subject to Seller’s obligations to cause all such Income to be deposited in the Waterfall Account and to satisfy the Conversion Conditions (including, without limitation, executing and delivering a REO Mortgage on the related Mortgaged Property in favor of Agent and securing the Repurchase Obligations)), and (y) released its lien on and security interest in the Purchased Asset and to have irrevocably authorized Seller (or a designee thereof) to file any UCC filing statements or mortgage assignments (without representation or warranty), releases or mortgage, as applicable to terminate its lien on and security interest in the Purchased Asset.

ARTICLE 5

APPLICATION OF INCOME

Section 5.01 Waterfall Account. The Waterfall Account shall be established at the Account Bank. Agent shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Waterfall Account. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Waterfall Account. All Income received by Seller, Agent, any Buyer, Servicer or Account Bank in respect of the Purchased Asset, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Waterfall Account and shall be applied to and remitted by Waterfall Account Bank in accordance with this Article 5.

Section 5.02 Before an Event of Default.

(a) If no Event of Default exists, all Income described in Section 5.01 and deposited into the Waterfall Account during each Pricing Period (other than Principal Payments, Fees and amounts which Servicer is permitted to withhold and retain in accordance with the Servicing Agreement) (collectively, the “Non-Principal Income”) shall be applied by Account Bank by no later than the next following Remittance Date in the following order of priority:

first, to pay amounts due and payable from Seller under any Derivatives Contract that is included among the Purchased Asset Documents; provided, however, that for any such Derivatives Contract, such payments shall not exceed the amount of Non-Principal Income deposited into the Waterfall Account during the applicable Pricing Period on account of the Purchased Asset;

second, to pay to Agent an amount equal to the Price Differential accrued with respect to the Purchased Asset as of such Remittance Date;

third, to pay to Agent an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Agent or any Buyer under the Repurchase Documents;

fourth, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and the Servicing Agreement;

fifth, to pay to Agent any other amounts due and payable from Seller and other applicable Persons to Agent or any Buyer under the Repurchase Documents;

sixth, to pay any amounts due and payable from Seller under any Derivatives Contract that is included among the Purchased Asset Documents to the extent the same were not paid pursuant to clause first of this Section 5.02(a); and

seventh, (i) if a Default exists, to be held in the Waterfall Account until such Default is (A) cured, at which time to be applied in accordance with clause (ii) below, or (B) matures into an Event of Default, at which time to be applied in accordance with Section 5.03; and (ii) if no Default exists, to pay to Seller any remainder for its own account.

(b) If no Event of Default exists, all Principal Income shall be applied by Account Bank by no later than the next following Remittance Date in the following order of priority:

first, to pay to Agent, an amount equal to Buyer’s Percentage Share of such Income, to reduce the outstanding Purchase Price to zero; and

second, to pay to Agent any other amounts due and payable from Seller and other applicable Persons to Agent or any Buyer under the Repurchase Documents; and

third, if no Default exists, to pay to Seller any remainder for its own account.

(c) Seller shall pay to Agent Buyer’s Percentage Share of any and all Fees received by Seller in accordance with the Fee and Pricing Letter, regardless of whether or not the Transaction has occurred, within one (1) Business Day after receipt thereof by Seller; provided, however, that upon the occurrence and during the continuance of an Event of Default, Seller shall pay to Agent 100% of all Fees received by Seller, regardless of whether or not the Transaction has occurred, within one (1) Business Day after receipt thereof by Seller.

Section 5.03 After Event of Default. If an Event of Default exists, all Income (other than Fees, which shall be payable pursuant to Section 5.02(c) hereof) deposited into the Waterfall Account in respect of the Purchased Asset shall be applied by Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:

first, to pay to Agent an amount equal to the Price Differential accrued with respect to the Purchased Asset as of such date;

second, to pay to Agent an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Agent or any Buyer under the Repurchase Documents;

third, to pay to Agent an amount equal to the Repurchase Price of the Purchased Asset (to be applied in such order and in such amounts as determined by Agent, until such Repurchase Price has been reduced to zero);

fourth, to pay to Agent all other Repurchase Obligations due to Agent or any Buyer; and

fifth, to pay the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

Section 5.04 Seller to Remain Liable. If the amounts remitted to Agent and any Buyer as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Agent and any Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Agent and such Buyer when due all such amounts.

ARTICLE 6

CONDITIONS PRECEDENT; POST CLOSING OBLIGATION

Section 6.01 Conditions Precedent to Closing Date. Agent and Buyers shall not be obligated to enter into the Transaction or purchase the Asset until the following conditions have been satisfied or waived by Agent, on and as of the Closing Date and the initial Purchase Date:

(a) Agent has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller, (iii) certificates of the secretary or an assistant secretary of Seller with respect to attached copies of the Governing Documents and applicable resolutions of Seller, and the incumbencies and signatures of officers of Seller executing the Repurchase Documents to which it is a party, evidencing the authority of Seller with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) intentionally omitted, (vi) such customary opinions from counsel to Seller as Agent may require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, perfected security interests in the Purchased Asset and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, and, if applicable, true sale (limited to transfers of the Purchased Asset between Seller and any of its Affiliates, but not with respect to transfers of the Purchased Asset from Seller to Agent and each Buyer), and the applicability of Bankruptcy Code safe harbors, and (vii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as it may require;

(b) (i) UCC financing statements have been filed against Seller in all filing offices required by Agent, (ii) Agent has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Asset as Agent may require, and (iii) the results of such searches are satisfactory to Agent; and

(c) Agent has received payment from Seller of all fees and expenses then payable under the Fee and Pricing Letter and the other Repurchase Documents, as contemplated by Section 13.02.

Section 6.02 Conditions Precedent to the Transaction. Agent shall not be obligated to enter into the Transaction, purchase the Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied or waived by Agent, with respect to the Asset on and as of the Purchase Date:

(a) Agent has received the following documents: (i) a Transaction Request, (ii) a Confirmation, (iii) Irrevocable Redirection Notices, (iv) subject to Section 6.03 hereof, a trust receipt and other items required to be delivered under the Custodial Agreement, and (v) if applicable and to the extent not previously delivered, opinions of counsel with respect to true sale (limited to transfers of the Purchased Asset between Seller and any of its Affiliates, but not with respect to transfers of the Purchased Asset from Seller to Buyer) as Agent may require in order to confirm its perfected security interest in the Purchased Asset;

(b) immediately before the Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to the Purchased Asset), Default, Event of Default, Material Adverse Effect or Market Disruption Event exists;

(c) Agent has executed the Confirmation;

(d) the Purchase Price for the Transaction does not exceed the Maximum Purchase Price after giving effect to the Transaction;

(e) the Purchase Date is not later than the Funding Expiration Date and the Repurchase Date specified in the Confirmation is not later than the Facility Termination Date;

(f) Agent has not received notice and has no knowledge that Seller has not satisfied in all material respects all requirements and conditions and has performed in all material respects all covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by such Person on or before the Purchase Date;

(g) to the extent the Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of the Asset to Agent and each Buyer, Agent and each Buyer have received evidence that Seller has given notice to the applicable Persons of Agent and each Buyer’s interest in the Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Agent is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(h) Agent shall have received executed blank assignments of the Purchased Asset Documents (which where applicable shall be in appropriate form for recording in the jurisdiction in which the underlying real estate is located) (the “Blank Assignment Documents”);

(i) Agent shall have received an executed power of attorney of Seller in the form of Exhibit E;

(j) Agent shall have received all Fees due and payable to Agent and/or Buyer as of the Purchase Date;

(k) Servicer, Seller and Agent shall have entered into the Servicing Agreement, which Servicing Agreement shall be subject to Agent’s approval in its discretion;

(l) Account Bank, Seller and Agent shall have entered into a Controlled Account Agreement acceptable to Agent with respect to the Waterfall Account;

(m) Agent shall have received a customary opinion from counsel to Seller acceptable to Agent with respect to the enforceability of the Controlled Account Agreement; and

(n) Agent shall have received any Environmental Workplans (as defined in the Underlying Loan Agreement) with respect to the Environmental Workplan Properties (as defined in the Underlying Loan Agreement) actually provided to Seller pursuant to the Underlying Loan Agreement, which shall be acceptable to Agent in its reasonable discretion, together with any other environmental, vapor testing, remediation or other similar reports and/or plans actually delivered by the Underlying Obligor to the Seller pursuant to the Underlying Loan Agreement, acceptable to Agent in its reasonable discretion.

The Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 have been satisfied or waived by Agent.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on and as of the date of this Agreement and each Purchase Date (except with respect to the representations and warranties in Section 7.10 regarding Schedule II, Section B, which shall be made as of the related Purchase Date and at all times when the Asset is subject to this Agreement and in Sections 7.01, 7.02, 7.04, 7.07, and, except as permitted otherwise pursuant to Section 10.01(j), 7.12 which shall be made at all times when any Repurchase Document or the Transaction is in full force and effect) as follows:

Section 7.01 Seller. Seller has been duly organized and validly exists in good standing as a corporation, limited liability company or limited partnership, as applicable, under the laws of the jurisdiction of its incorporation, organization or formation. Seller (a) has all requisite power and authority, (b) is duly qualified to do business in all jurisdictions, in which the failure to do so could reasonably be expected to have a Material Adverse Effect, (c) has legal right, license and franchise except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and the assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Asset. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement, subject to Section 8.01. Seller’s location (within the meaning of Article 9 of the UCC) is at the address of Seller referred to in Annex 1, subject to Section 8.01. Seller has not changed its name or location within the past twelve (12) months, subject to Section 8.01. Seller’s organizational identification number is 5229703 and its tax identification number is 36-4761687. As of the Closing Date, Seller has no subsidiaries. Seller is a wholly-owned Subsidiary of Guarantor. The fiscal year of Seller is the calendar year. Seller has no Indebtedness, Contractual Obligations or investments other than (a) ordinary trade payables (including, without limitation, tax liabilities), (b) in connection with the Asset, (c) the Repurchase Documents, (d) the Governing Documents of Seller, and (e) other Indebtedness, Contractual Obligations and Investments expressly permitted by this Agreement (including, without limitation, under the Purchased Asset Documents). Seller has no Guarantee Obligations.

Section 7.02 Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in the Purchased Asset to Agent, have been obtained, effected, waived or given and are in full force and effect, except to the extent the failure to obtain, effect, have waived or given such approvals, authorizations, consents, orders, filings, notices or other actions could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the Knowledge of Seller threatened, against Seller or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of the Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

Section 7.03 Solvency. Seller is Solvent and the transactions contemplated under the terms of the Repurchase Documents do not and will not render Seller not Solvent.

Section 7.04 Taxes. Seller has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, which have become due, or such taxes are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. As of the Closing Date, there is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending or, to the Actual Knowledge of Seller, threatened by any Governmental Authority which is not being contested in good faith as provided above. As of the Closing Date, Seller has not entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller not to be subject to the normally applicable statute of limitations. No tax Liens have been filed against any property or assets of Seller, except for Permitted Liens.

Section 7.05 Financial Condition. The audited balance sheet of Guarantor as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Agent and each Buyer, present fairly in all material respects the financial condition of Guarantor as of such date and the results of its operations and cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein and, in the case of unaudited financial statements, footnotes and changes, resulting from audit and normal year-end adjustments.

Section 7.06 True and Complete Disclosure. The written information, reports, certificates, documents, books, records, files, exhibits and schedules furnished by or on behalf of Seller or Guarantor to Agent in connection with the Repurchase Documents and the Transaction (excluding financial statements, the Purchased Asset Documents and any agreements and other documents delivered pursuant thereto), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The representations and warranties by Seller contained in all written information, reports, certificates, documents, books, records, files, exhibits and schedules furnished after the date hereof by or on behalf of Seller or Guarantor to Agent in connection with the Repurchase Documents and the Transaction (excluding financial statements, the Purchased Asset Documents and any agreements and other documents delivered pursuant thereto) will be true, correct and complete in all material respects, on the date as of which such information is stated or certified.

Section 7.07 Compliance with Laws. Seller has complied in all respects with all Requirements of Laws, except in such instances in which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Seller (a) is not an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is not in violation of any Anti-Terrorism Laws, (c) is not a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is not in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is not a Sanctioned Entity, (f) has no more than 10% of its assets located in Sanctioned Entities, or (g) derives no more than 10% of its operating income from investments in or transactions with Sanctioned Entities. The proceeds of the Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity. Seller is a “qualified purchaser” as defined in the Investment Company Act. Seller (a) is not or is not controlled by an “investment company” as defined in such Act or is exempt from the provisions of the Investment Company Act, (b) is not a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (c) is not subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. Seller is in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. Seller has not made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller or any other Person, in violation of the Foreign Corrupt Practices Act.

Section 7.08 Compliance with ERISA. With respect to Seller, or any Affiliate of Seller, during the immediately preceding five (5) year period, (a) neither a Reportable Event nor an “accumulated funding deficiency” nor “an unpaid minimum required contribution” as defined in the Code or ERISA has occurred, (b) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (c) no termination of a Single Employer Plan has occurred resulting in any material liability that has remained underfunded, and (d) no Lien in favor of the Pension Benefit Guaranty Corporation or a Plan has arisen, in each case of clauses (a)

through (d) above which would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Single Employer Plan (based on the assumptions used to fund such Plan) relating to Seller or any Affiliate of Seller did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan allocable to such accrued benefits which would reasonably be expected to result in a Material Adverse Effect. Neither Seller nor any Affiliate of Seller is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 7.09 No Default. No Default or Event of Default exists. No Internal Control Event has occurred. As of the Closing Date, to Seller’s Knowledge Seller has provided Agent with access to a service, internet website or other system where Agent can successfully access all underlying servicing agreements with respect to the Purchased Asset.

Section 7.10 Purchased Asset. To the Actual Knowledge of Seller, each representation and warranty set forth in Schedule II is true and correct in all material respects. To the Actual Knowledge of Seller, no material representation or warranty made by an Underlying Obligor in the Purchased Asset Documents with respect to the Purchased Asset is false or misleading in any material respect. Seller has no Knowledge of any fact that could reasonably lead it to expect that the Purchased Asset will not be paid in full. To the Knowledge of Seller, the Purchased Asset is not the subject of any setoff, counterclaim, defense, abatement, suspension, deferment, deduction or reduction, whether arising out of transactions concerning the Purchased Asset or otherwise, by Seller, Guarantor, any Underlying Obligor or other Person with respect to any material amount, except as set forth in the Purchased Asset Documents delivered to Agent. The Purchased Asset was underwritten in accordance with and satisfies applicable standards established by Seller. To the Knowledge of Seller, none of the Purchased Asset Documents has any marks or notations indicating that it is subject to an existing Lien in favor of any Person other than Agent. If any Purchased Asset Document requires the holder or transferee of the Purchased Asset to be a qualified transferee, qualified institutional lender, qualified lender or other similar terms (however defined), Seller meets such requirement and such terms are sufficiently broad enough for Agent and each initial Buyer to meet such requirement. Assuming that Agent and each Buyer also meet such requirement, the assignment and pledge of the Purchased Asset to Agent and each Buyer pursuant to the Repurchase Documents does not violate such Purchased Asset Document. There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Purchased Asset created by, through, or as a result of Seller’s actions or inactions, and there are no agreements on the part of Seller to issue, sell, pledge or distribute the Purchased Asset, other than this Agreement and the other Repurchase Documents except as otherwise provided in the Purchased Asset Documents provided to Agent and each Buyer prior to the Closing Date.

Section 7.11 Intentionally Omitted.

Section 7.12 Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Agent and each Buyer of all right, title and interest of Seller in, to and under the Purchased Asset (together with all related Servicing Rights), free and clear of any Liens (other than Permitted Liens). With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Purchased Asset Documents to Custodian, the execution and delivery of the Controlled Account Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC, subject only to Permitted Liens. Upon receipt by Custodian of each Purchased Asset Document required to be endorsed in blank by Seller and payment by each Buyer of the Purchase Price for the Purchased Asset, Agent and each Buyer shall either own the Purchased Asset and the related Purchased Asset Documents or have a valid first priority perfected security interest in such Purchased Asset Document (subject only to Permitted Liens). The Purchased Asset constitutes the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, security entitlement or supporting obligation. Seller has not sold, assigned, pledged, granted a security interest in, encumbered or otherwise conveyed the Purchased Asset to any Person other than pursuant to the Repurchase Documents. Seller has not authorized the filing of and has no Knowledge of any UCC financing statements filed against Seller as debtor that include the Purchased Asset, other than any financing statement that has been terminated or filed pursuant to this Agreement or any other Repurchase Document.

Section 7.13 No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Agent, initial Buyer or an Affiliate of initial Buyer, who may be entitled to any commission or compensation in connection with the Transaction.

Section 7.14 Separateness. Seller is in compliance in all material respects with the requirements of Article 9.

ARTICLE 8

COVENANTS OF SELLER

From the date hereof until the Repurchase Obligations are paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants:

Section 8.01 Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all Special Purpose Entity provisions, and (d) not modify, amend or terminate its Governing Documents without Agent’s prior written consent. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified institutional lender or qualified lender (however defined) under the Purchased Asset Documents. Seller shall not (a) change its name, organizational number, tax identification number, fiscal year, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), or (b) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the Closing Date, unless in each case Seller has given at least thirty (30) days’ prior notice to Agent and has taken all actions required under the UCC to continue the first priority perfected security interest of Agent and each Buyer in the Purchased Asset. Seller shall enter into the Transaction as principal, unless Agent agrees before the Transaction that Seller may enter into the Transaction as agent for a principal and under terms and conditions disclosed to Agent.

Section 8.02 Compliance with Laws, Contractual Obligations and Repurchase Documents. Seller shall comply in all material respects with all Requirements of Laws, including those relating to the Purchased Asset and to the reporting and payment of taxes, except in such instances in which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall conduct the requisite due diligence in connection with the origination or acquisition of the Asset for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by such Person to purchase the Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of the Anti-Terrorism Laws. Seller shall maintain the Custodial Agreements and Controlled Account Agreement in full force and effect.

Section 8.03 Protection of Buyer’s Interest in Purchased Asset. Seller shall take all action necessary or required by the Repurchase Documents, Purchased Asset Documents or Requirements of Law, or reasonably requested by Agent, to perfect, protect and more fully evidence the security interest granted in the Purchased Asset and Agent’s ownership of and first priority perfected security interest in the Purchased Asset and related Purchased Asset Documents (subject to Permitted Liens), including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any of its property or assets (including the Purchased Asset) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, to or in favor of any Person, except (i) to Agent and each Buyer, (ii) Seller may sell, assign or otherwise transfer the Purchased Asset to the extent Agent has released the Purchased Asset, (iii) intentionally omitted, and (iv) as otherwise permitted in Section 8.04, (b) defend the Purchased Asset against, and take such action as is necessary to remove, any such Lien and (c) defend the right, title and interest of Agent and each Buyer in and to the Purchased Asset against the claims and demands of all Persons whomsoever. Seller shall not make any marks on its computer records and tapes inconsistent with the interests granted to Agent and each Buyer hereunder. Subject to Section 8.09 hereof, Agent and each Buyer hereby revocably grants Seller a license to (a) direct and/or consult with respect to the servicing of the Purchased Asset and (b) to direct, approve, consult with or consent to or vote on specific actions to be taken with respect to the Purchased Asset in a manner consistent with Section 8.09, so long as no Event of Default has occurred and is continuing. Such revocable license is not evidence of any ownership or other interest or right of Seller in the Purchased Asset. Upon receipt of written notice from Agent that an Event of Default has occurred and is continuing, such license shall immediately and automatically be revoked and terminate, and Agent and each Buyer shall be entitled to direct the servicing with respect to the Purchased Asset without regard to Seller’s instructions, including, but not limited to, to the extent Seller controls or is entitled to control selection of any servicer, transferring any or all of such servicing to an entity satisfactory to Agent and each Buyer. Upon written request of Seller and at Seller’s expense, Agent and each Buyer shall execute and deliver such other agreements and documents as Seller may from time to time reasonably request in order to give effect to such license.

Section 8.04 Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, that Seller may declare and pay dividends or distributions in accordance with its Governing Documents if no Event of Default exists or would exist as a result thereof. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent (a) arising or existing under the Repurchase Documents and the Purchased Asset Documents (and any agreements, instruments and documents entered in connection with the foregoing), (b) existing as of the Closing Date, as referenced in the financial statements delivered to Agent prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension, (c) of short-term, unsecured payables incurred in the ordinary course of business in an amount no greater than $250,000, (d) relating to engagement letters, retention letters and other similar agreements with accounting firms, law firms and corporate service companies and other similar agreements and contracts entered into the ordinary course of its business, (e) other Contractual Obligations incidental to the conduct of its business (including with respect to the assignment, sale or transfer of the Purchased Asset and the Asset repurchased by Seller), (f) of any cash held by Seller that has been released from the Waterfall Account, (g) ordinary trade payables (including, without limitation, tax liabilities), (h) the Governing Documents of Seller, and (i) other Indebtedness, Contractual Obligations and Investments expressly permitted by this Agreement. Seller shall not grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on the Purchased Asset (except in connection with the Repurchase Documents).

Section 8.05 Delivery of Income. Seller shall deliver to Agent a Irrevocable Redirection Notice executed by Seller with respect to the Purchased Asset which requires the underlying agent or lead lender for the Purchased Asset or if the Underlying Obligor makes payment directly to lenders, such Underlying Obligor under the Purchased Asset and all other applicable Persons to, deposit all Income in respect of the Purchased Asset into the Waterfall Account in accordance with Section 5.01 hereof. Seller (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Agent’s consent, and (c) shall take all commercially reasonable steps to enforce each Irrevocable Redirection Notice. In connection with each principal payment or prepayment under the Purchased Asset, Seller shall provide or cause to be provided to Agent and Custodian sufficient detail to enable Agent and Custodian to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as agent of Agent and each Buyer, hold the same in trust for Agent and immediately deliver the same to Agent or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Agent shall reasonably request. If any Income is received by Seller, Guarantor or any Affiliate of Seller or Guarantor, Seller shall pay or deliver such Income to Agent on behalf of Agent and each Buyer or Custodian within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Agent and each Buyer, segregated from other funds of Seller.

Section 8.06 Delivery of Financial Statements and Other Information. Seller shall deliver the following to Agent, as soon as available and in any event within the time periods specified:

(a) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, (i) the unaudited statement of assets, liabilities and partners’ capital of Guarantor as at the end of such period, (ii) the related unaudited statement of operations for such period, and (iii) a Compliance Certificate;

(b) within one hundred and twenty (120) days after the end of each fiscal year of Guarantor, (i) the audited statement of assets, liabilities and partners’ capital of Guarantor as at the end of such fiscal year, (ii) the related statements of operations, changes in partners capital and cash flows for such year, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present in all material respects the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, and (iv) a Compliance Certificate;

(c) intentionally omitted;

(d) with respect to the Purchased Asset and related Mortgaged Property, but solely to the extent that Seller receives such report from the applicable Underlying Obligor, as applicable: (i) within thirty (30) days after the end of each fiscal quarter of Seller, a quarterly report of the following: delinquency, loss experience, surveillance, rent roll, occupancy and other property-level information, and (ii) within ten (10) days after receipt by Seller, remittance, servicing, securitization, exception and other reports, operating and financial statements of Underlying Obligors;

(e) any other material agreements, correspondence, documents or other written information not included in the Underwriting Package received by Seller after the Closing Date and not previously furnished to Agent which is related to Seller or the Purchased Asset, promptly after the discovery thereof by Seller; and

(f) such other information regarding the financial condition, operations or business of Seller, any Underlying Obligor or the Purchased Asset as Agent may reasonably request.

Section 8.07 Delivery of Notices. Seller shall promptly notify Agent of the occurrence of any of the following of which Seller has Actual Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(a) a Representation Breach;

(b) any of the following: (i) with respect to the Purchased Asset or related Mortgaged Property: material loss or damage, material licensing or permit issues, material violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default under the Purchased Asset or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, an Internal Control Event or other event or circumstance, in each case, that could reasonably be expected to have a Material Adverse Effect;

(c) the existence of any Default, Event of Default or Material Default under or related to the Purchased Asset, any Purchased Asset Document, any Indebtedness, any Guarantee Obligation or any Contractual Obligation of Seller; or

(d) the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller, Guarantor, the Purchased Asset, any Mortgaged Property or the Pledged Collateral, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect.

Section 8.08 Intentionally Omitted.

Section 8.09 Material Actions, Etc.

(a) With respect to the Purchased Asset, Seller shall not, and shall not direct or permit the Servicer to, (i) take any Material Action without the prior written consent of Agent or (ii) take any action which would result in a violation of the obligations of any Person under or non-compliance with the servicing agreement for the Purchased Asset or any Purchased Asset Document or Repurchase Document.

(b) Seller (or Servicer on its behalf) may from time to time approve, direct or permit Non-Material Actions without the prior written consent of Agent, provided any such Non-Material Action is commercially reasonable under the facts and circumstances. By not later than five (5) Business Days following the implementation of any Non-Material Action with respect to the Purchased Asset, Seller shall notify Agent in writing. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the right of Seller to approve, direct or permit Non-Material Actions shall terminate, and all Non-Material Actions (and Material Actions) shall require the prior written consent of Agent.

(c) Intentionally omitted.

(d) To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Seller request for Agent consent under this Section and Agent thereafter fails to respond, Agent’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 8.10 Maintenance of Property, Insurance and Records. Seller (or Servicer on its behalf) shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Purchased Asset if the original records are destroyed) and shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Asset) that are reasonably necessary or advisable in the conduct of its business.

Section 8.11 Tax Treatment of Seller. Seller shall maintain its status as a partnership for U.S. Federal income tax purposes, and neither the Seller nor a portion of the Seller will be treated as a taxable mortgage pool under Section 7701(i) of the Code.

Section 8.12 Reserve Accounts. To the extent of Seller’s control thereof and interest therein under the Purchased Asset Documents, Seller shall use commercially-reasonable efforts to cause all escrow and reserve amounts on deposit in connection with the Purchased Asset (excluding amounts on deposit in any tenant lockbox account maintained pursuant to the Purchased Asset Documents) to be deposited and maintained (i) in an account or accounts established with Agent or, if Wells Fargo Bank, National Association is no longer the Agent under this Agreement, with any other financial institution selected by Seller and approved in writing by the applicable replacement Agent in its reasonable discretion; provided, however, that Wells Fargo Bank, National Association shall at all times be an approved financial institution for purposes of this Section 8.12, and (ii) in accordance with all requirements of the applicable Purchased Asset Documents.

Section 8.13 Appraisals.

(a) Seller hereby acknowledges and agrees that Agent shall have the right to commission and order an Appraisal of any related Mortgaged Property: (i) pursuant to Section 8.13(b), below, (ii) at any time and from time to time while the Purchased Asset is subject to this Agreement if Agent and/or Buyer is required by any applicable rule, regulation or law to commission and order any such Appraisal and/or (iii) if within thirty (30) days after the occurrence and during the continuance of a Purchased Asset Event of Default Seller has not delivered notice to Agent that Seller has elected to commission and order an Appraisal of the related Mortgaged Property, and that Seller shall be responsible for the reasonable out-of-pocket costs and expenses incurred by Agent in obtaining any such Appraisal. Notwithstanding the foregoing, Agent and each Buyer shall have the unlimited right, at any time and from time to time, to obtain an appraisal for any Mortgaged Property at its own cost and expense. No appraisal so obtained by Agent or any Buyer shall have any effect on the Purchase Price for the Purchased Asset. Notwithstanding anything herein to the contrary, other than with respect to the Appraisals required to be received by Agent pursuant to Section 8.13(b), below, Agent’s right to obtain an Appraisal with respect to any individual Mortgaged Property shall be limited to the rights of the holder of the Purchased Asset pursuant to the Purchased Asset Documents.

(b) If Agent has determined that the Appraisals delivered to Agent in connection with the Asset are not FIRREA-compliant, at Agent’s option, Agent shall have the one-time right to commission and order an FIRREA-compliant Appraisal (or Appraisals) of any related Mortgaged Property, at Buyer’s sole cost and expense, with respect to the individual Mortgaged Properties securing Purchased Asset, satisfactory to Agent in all respects, which

Appraisal confirms that the LTV as of the Purchase Date shall be equal to or less than fifty-four percent (54%). If Agent commissions and orders a FIRREA-compliant Appraisal (or Appraisals) pursuant to the foregoing sentence, and such Appraisal (or Appraisals) confirm an LTV greater than fifty-four percent (54%), then (x) if such Appraisal (or Appraisals) are received prior to the Purchase Date, then the Maximum Purchase Price shall be reduced to the amount that will cause the LTV as of the Purchase Date to be equal to fifty-four percent (54%) and (ii) if on or after the Purchase Date or (y) if such Appraisal (or Appraisals) are received after the Purchase Date, then Seller shall reduce the outstanding Purchase Price, without premium or penalty, in such an amount necessary to cause the LTV to be equal to or less than fifty-four percent (54%) (an “LTV Deficiency”). Any failure by Seller to pay to Agent any LTV Deficiency within ten (10) Business Day after demand by Agent shall constitute an Event of Default hereunder.

ARTICLE 9

SINGLE-PURPOSE ENTITY

Section 9.01 Covenants Applicable to Seller. Seller shall (a) own no assets, and shall not engage in any business, other than the assets necessary to operate its business as contemplated by this Agreement (including the Purchased Asset and any REO Owner) and transactions specifically contemplated by this Agreement and any other Repurchase Document and any business that is incidental, necessary and appropriate to accomplish the foregoing, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) with respect to the Purchased Asset Documents and the Retained Interests, and (ii) as otherwise permitted under this Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, except as permitted under this Agreement, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, except that no separate financial statements will be required if such financial information is consolidated with those of its direct or indirect parent (“Parent”) in accordance with GAAP; provided, that, if permitted by GAAP, appropriate notation shall be made on such financial statements to indicate that certain of the consolidated assets and credit are not available to satisfy the debts and other obligations of the Parent, any Affiliate or any other Person, (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that the foregoing shall not require any member of Seller to make any additional capital contributions to Seller, (j) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its Independent Managers, take any Insolvency Action, (o) (i) have at all times at least one Independent Manager and (ii) provide Agent with up-to-date contact information for each such Independent Manager and a copy of the agreement pursuant to which such Independent Manager consents to and serves as an “Independent Manager” for Seller, (p) the Governing Documents for Seller shall provide (i) that Agent be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the Equity Interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, the Insolvency Action; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationary, invoices and checks bearing its own name, and (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (u) not pledge its assets to secure the obligations of any other Person, and (v) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity other than a REO Owner.

Section 9.02 Covenants Applicable to Seller. Seller (a) shall be a Delaware limited liability company, (b) shall have at least one Independent Manager serving as manager of such company and (c) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, with respect to itself unless all of its Independent Managers then serving as managers of the company shall have consented in writing to such action. At all times hereunder, Seller’s limited liability company agreement shall provide that the Seller shall have either (A) a member which owns no economic interest in the company, has signed the Seller’s limited liability company agreement and has no obligation to make capital contributions to the Seller, or (B) one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.

Section 9.03 Reliance. Seller acknowledges that each Buyer is entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Guarantor (other than for U.S. federal income tax purposes) and in reliance upon the compliance of Seller and guarantor with Article 14 hereof.

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each, an “Event of Default”):

(a) Seller fails to make a payment of (i) any Repurchase Price or Price Differential when due, whether by acceleration or otherwise, or (ii) any fee or other amount payable hereunder or under the Repurchase Documents within two (2) Business Days of when due;

(b) Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents or the Purchased Asset Documents to which Seller is a party (other than breach of a covenant in Article 8 hereof arising solely out of clause (f) of the definition of “Material Adverse Effect”), and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.03 and 18.08(a)) such failure continues unremedied for twenty (20) Business Days after the earlier of receipt of notice thereof from Agent or any Buyer or the discovery of such failure by Seller; provided, however, that such twenty (20) Business Day cure period shall be extended for up to an additional thirty (30) days so long as such obligation is susceptible of cure and Seller is taking action reasonably designed to achieve a cure within the initial twenty (20) Business Days and thereafter diligently and continuously pursues such cure (it being agreed that during such cure period any such failure shall not constitute any Event of Default);

(c) any Representation Breach (other than a Representation Breach arising out of the representations and warranties set forth in Section 7.10 or Schedule II) exists and continues unremedied for twenty (20) Business Days after the earlier of receipt of notice thereof from Agent or any Buyer or the discovery of such failure by Seller;

(d) Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness with an outstanding amount of at least $100,000 with respect to Seller, or $15,000,000 with respect to Guarantor;

(e) an Insolvency Event occurs with respect to Seller or Guarantor;

(f) a Change of Control occurs;

(g) a final judgment or judgments for the payment of money in excess of $100,000 with respect to Seller, or $25,000,000 with respect to Guarantor in the aggregate that is not insured against is entered against Seller or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within sixty (60) Business Days from the date of entry thereof; provided, however, notwithstanding the foregoing, no Event of Default will result with respect to a judgment with respect to Guarantor if Guarantor will be in compliance with all financial covenants set forth in the Guarantee Agreement applicable when calculated after subtracting the aggregate amount of any such judgments (to the extent not bonded or insured to the satisfaction of Agent) multiplied by two (2) from the Net Worth (as such term is defined in the Guarantee Agreement) of Guarantor;

(h) a Governmental Authority takes any action to (i) displace the management of Seller or Guarantor or curtail its authority in the conduct of the business of Seller or Guarantor, (ii) terminate the activities of Seller or Guarantor as contemplated by the Repurchase Documents, and in each case such action is not discontinued or stayed within ninety (90) days and any such actions (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect;

(i) any material provision of any material Repurchase Document, any material right or material remedy of Agent or any Buyer or material obligation, covenant, agreement or duty of Seller thereunder is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part;

(j) Any Lien created under any Repurchase Document ceases to be a valid, perfected first-priority Lien in the Purchased Asset purported to be covered thereby;

(k) Seller or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller or Guarantor as an “investment company”;

(l) Seller fails to deposit to the Waterfall Account, as applicable, all Income and other amounts as required by Section 5.01 and other provisions of this Agreement within two (2) Business Days of the date such deposit is required to be made;

(m) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Agent’s rights in the Purchased Asset;

(n) (i) Guarantor breaches any of the payment obligations set forth in the Guarantee Agreement or (ii) Guarantor breaches any of the other obligations, terms or conditions set forth in the Guarantee Agreement and such failure referred to in this clause (ii) continues for more than twenty (20) Business Days after the earlier of receipt of notice thereof from Agent or the discovery of such failure by Guarantor; provided, however, that such twenty (20) Business Day cure period shall be extended for up to an additional thirty (30) days so long as Guarantor is taking action reasonably designed to achieve a cure within the initial twenty (20) Business Days and thereafter diligently and continuously pursues such cure (it being agreed that during such cure period any such failure shall not constitute an Event of Default); or

(o) any Material Action is taken or made to the Purchased Asset or any Purchased Asset Document other than in accordance with Section 8.09.

Notwithstanding anything contained in the Repurchase Documents to the contrary, unless waived by Agent in its discretion, neither Seller or Guarantor nor any other Person shall be permitted to cure an Event of Default after the acceleration of any of the Repurchase Obligations.

Section 10.02 Remedies of Agent as Owner of the Purchased Asset. If an Event of Default exists, at the option of Agent, exercised by written notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(e)), the Repurchase Date for the Purchased Asset shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Agent exercises or is deemed to have exercised the foregoing option:

(a) All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.

(b) All amounts in the Waterfall Account and all Income paid after the Accelerated Repurchase Date shall be retained by Agent and applied in accordance with Article 5.

(c) Agent may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of the Purchased Asset Documents and all other instruments, certificates and documents then held by Custodian under the Custodial Agreement. Agent may obtain physical possession of all Servicing Files, the Servicing Agreement and other files and records of Seller. Seller shall deliver to Agent such assignments and other documents with respect thereto as Agent shall request.

(d) Agent may immediately, at any time, and from time to time, exercise either of the following remedies with respect to the Purchased Asset: (i) sell the Purchased Asset on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Agent accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain the Purchased Asset and give Seller credit against the Repurchase Price for the Purchased Asset (or if the amount of such credit exceeds the Repurchase Price for the Purchased Asset, to credit against Repurchase Obligations due and any other amounts then owing to Agent or any Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Agent), in an amount equal to the market value for the Purchased Asset as of such date as determined by Agent. Until such time as Agent exercises either such remedy with respect to the Purchased Asset, Agent may hold the Purchased Asset for each Buyer’s account and retain all Income with respect thereto.

(e) The Parties agree that the Purchased Asset is of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Agent may determine whether, when and in what manner the Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Agent shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Agent shall give notice to Seller of the remedies exercised by Agent promptly thereafter.

(f) Seller shall be liable to Agent and each Buyer for (i) any amount by which the Repurchase Obligations due to such Buyer exceeds the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable and documented legal fees and expenses, actually incurred by Agent or any Buyer in connection with or as a consequence of an Event of Default and (iii) any costs and losses payable under Section 12.03.

(g) Agent shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.

(h) Seller hereby appoints Agent as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Agent deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i) Agent may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17. This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(j) All rights and remedies of Agent and each Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies that Agent or such Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Agent or such Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of the Purchased Asset, or any other election of remedies.

ARTICLE 11

SECURITY INTEREST

Section 11.01 Grant. Agent, each Buyer and Seller intend that the Transaction shall be a sale to Agent and Buyer of the Purchased Asset and not loans from Agent and Buyer to Seller secured by the Purchased Asset. However, to preserve and protect Agent and each Buyer’s rights with respect to the Purchased Asset and under the Repurchase Documents in the event that any Governmental Authority recharacterizes the Transaction as other than a sale, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants to Agent a Lien on and security interest in all of the right, title and interest of Seller in, to and under the Purchased Asset (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof), and the transfers of the Purchased Asset to Agent and Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the Transaction is recharacterized as loans, to repay such loans for the Repurchase Price).

Section 11.02 Effect of Grant. If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Agent and Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Agent and Buyer and Seller, (c) without limiting the generality of the foregoing, Agent and Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Asset against all of the Repurchase Obligations, without prejudice to any Buyer’s right to recover any deficiency, (d) the possession by any Buyer or any of its agents, including Agent and Custodian, of the Purchased Asset Documents, the Purchased Asset and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Agent or any Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Agent or any Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Agent and Buyer granted herein shall be, and Seller hereby represents and warrants to Agent and each Buyer that it is, a first priority perfected security interest (subject to Permitted Liens). For the avoidance of doubt, (i) the Purchased Asset secures the Repurchase Obligations of Seller with respect to the Transaction, and (ii) if an Event of Default exists, the Purchased Asset will not be released from Agent and Buyer’s Lien or transferred to Seller until the Repurchase Obligations are paid in full, or the payment by the Underlying Obligor of its obligations in accordance with the Purchased Asset Documents. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

Section 11.03 Seller to Remain Liable. Agent, each Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by any Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with the Purchased Asset, whether or not such Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Asset and Purchased Asset Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04 Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where the Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of the Purchased Asset, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Asset marshaled upon any such sale, and agrees that Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Asset as an entirety or in such parcels as each Buyer or such court may determine.

ARTICLE 12

INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01 Market Disruption. If prior to any Pricing Period, Agent reasonably determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Period, Agent shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Agent, shall be the Alternative Rate.

Section 12.02 Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for a Buyer or Agent to effect or continue the Transaction as contemplated by the Repurchase Documents, (a) any commitment of Buyers hereunder to enter into the Transaction shall be terminated and the Funding Expiration Date shall be deemed to have occurred, (b) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Pricing Period or within such earlier period as may be required by Requirements of Law, and (c) if required by such adoption or change, the Facility Termination Date shall be deemed to have occurred.

Section 12.03 Breakfunding. Seller shall indemnify Agent and each Buyer and hold Agent and each Buyer harmless from any loss, cost or expense (including reasonable and documented legal fees and expenses, but excluding loss of anticipated profit) which Agent or such Buyer may sustain or incur arising from (a) the failure by Seller to terminate the Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Agent on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that each Buyer funded its commitments with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Agent deems appropriate and practical), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Agent of the Transaction and Agent has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because the LIBO Rate is not available for any reason on a day that is not the last day of the then current Pricing Period.

Section 12.04 Increased Costs. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Agent or any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Agent or any Buyer made after the date of this Agreement (a) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Agent or any Buyer, or (b) shall impose on Agent or any Buyer any other condition; and the result of any of the preceding clauses (a) and (b) is to increase the cost to Agent or any Buyer, by an amount that Agent or such Buyer deems to be material, of entering into, continuing or maintaining the Transaction, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, upon not less than thirty (30) days’ prior written notice to Seller, Seller shall pay to Agent or such Buyer such additional amount or amounts as reasonably necessary to fully compensate Agent or such Buyer for such increased cost or reduced amount receivable; provided, however, that Agent or such Buyer shall not treat Seller differently than other similarly situated customers in requiring the payment of such amount or amounts.

Section 12.05 Capital Adequacy. If Agent reasonably determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by any Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then, in any such case, upon not less than thirty (30) days’ prior written notice to Seller, Seller shall pay to Agent such additional amount or amounts as reasonably necessary to fully compensate such Buyer for such reduction; provided, however, that such Buyer shall not treat Seller differently than other similarly situated customers in requiring the payment of such amount or amounts.

Section 12.06 Withholding Taxes.

(a) All payments made by Seller to Agent or any Buyer or any other Eligible Assignee under the Repurchase Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Agent, such Buyer or such other Eligible Assignee is organized or of its applicable lending office, or a state, local or foreign jurisdiction with respect to which Agent, such Buyer or such other Eligible Assignee has a present or former connection, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If any taxes are required to be deducted or withheld from any amounts payable to Agent, such Buyer and/or any other Eligible Assignee, then Seller shall (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; and (c) pay to Agent, such Buyer or other Eligible Assignee such additional amounts (the “Additional Amount”) as may be necessary so that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase and any penalties) is not less than the amount that would have been paid absent such deduction or withholding. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to (i) net income or franchise taxes, or any tax imposed on net income, imposed on Agent, such Buyer and/or any other Eligible Assignee, with respect to payments required to be made by Seller under the Repurchase Documents, by a taxing jurisdiction in which Agent, such Buyer and/or any other Eligible Assignee is organized, conducts business or is paying taxes (as the case may be), or (ii) Excluded Taxes. Promptly after Seller pays any taxes referred to in this Section 12.06, Seller will send Agent appropriate evidence of such payment.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Seller agrees to indemnify Agent or any Buyer for the full amount of Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 12.06(c) arising therefrom or with respect thereto, provided that Agent or such Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) An Eligible Assignee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Assignee”) shall deliver to Seller two properly completed, and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments), as appropriate, or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax with respect to payments of interest hereunder. In addition, in the case of a Non-U.S. Assignee claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Assignee hereby represents that such Non-U.S. Assignee is not a bank for purposes of Section 881(c) of the Code, is not a 10- percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Seller and is not a controlled foreign corporation related to Seller (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Assignee agrees that it shall promptly notify Seller in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Assignee on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Assignee changes its applicable counterparty office by designating a different counterparty office (a “New Counterparty Office”). In addition, each Non-U.S. Assignee shall deliver such forms within twenty (20) days after receipt of a written request therefor from Seller.

(e) Seller shall not be required to indemnify any Non-U.S. Assignee, or pay any additional sums to any Non-U.S. Assignee, in respect of United States Federal withholding tax pursuant to this Section 12.06 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Assignee became a party to this Agreement or, with respect to payments to a New Counterparty Office, the date such Non-U.S. Assignee designated such New Counterparty Office with respect to the

Transaction or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Assignee to provide the forms and representations required in Section 12.06(d) above.

(f) Upon the execution of this Agreement, each Buyer and Agent shall, and upon the request of Seller, any Eligible Assignee that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Seller a duly executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not such Eligible Assignee is subject to backup withholding or information reporting requirements. Unless Seller has received such forms or other documents or information required by this Section 12.06(f) to establish any such Eligible Assignee’s exemption from backup withholding tax, Seller shall not be required to pay additional sums or indemnify such Eligible Assignee for any amount withheld.

(g) Any Person claiming any indemnity payment or additional sums payable pursuant to this Section 12.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Seller or to change the jurisdiction of its applicable counterparty office if the making of such a filing or change would avoid the need for, or reduce the amount of, any such indemnity payment or additional sums which may thereafter accrue, so long as such filing or change in the applicable lending office, in the reasonable judgment of Agent, any Buyer or Eligible Assignee, would not be otherwise disadvantageous to such Person. In addition, Seller shall not be required to indemnify or pay Buyer or any Eligible Assignee to the extent that any amounts due are a result of the fault, misconduct or negligence of Buyer or Eligible Assignee.

(h) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 12.06 shall survive the termination of this Agreement. Nothing contained in this Section 12.06 shall require Buyer to make available any of its tax returns or other information that it reasonably deems to be confidential or proprietary; provided, that any claim for Taxes made by Buyer or Eligible Assignee against Seller shall include all information reasonably necessary in order for Seller to fully understand the nature and amount of the claim.

Section 12.07 Payment and Survival of Obligations. Agent or any Buyer may at any time send Seller a notice showing the calculation (in reasonable detail) of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Agent or such Buyer within thirty (30) days after Seller receives such notice. Agent or any Buyer shall be entitled to any compensation claimed under this Article 12 only if it shall at the time be the general policy of Agent or any Buyer (which, for purposes of this Section 12.07, shall mean such Person in its capacity as a buyer of assets similar to the Purchased Asset in similar transactions with similar terms and conditions) to claim compensation under similar circumstances with respect to similarly situated sellers. Failure or delay on the part of Agent or such Buyer to demand compensation pursuant to this Section 12.07 shall not constitute a waiver of Agent or such Buyer’s right to demand such compensation; provided, that the Seller shall not be required to compensate Agent or such Buyer pursuant to this Article for any increased costs or reductions incurred more than four hundred and fifty (450) days prior to the date that Agent or such Buyer notifies the Seller of the change in any Requirements of Law or in the interpretation or application thereof giving rise to such increased costs or reductions and of such Agent or such Buyer’s intention to claim compensation therefor; provided, further, that, if the change in any Requirements of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then the four hundred and fifty (450) day period referred to above shall be extended to include the period of retroactive effect thereof. The obligations of Seller under this Article 12 shall apply to Eligible Assignees and Participants (subject to the foregoing) and survive the termination of the Repurchase Documents.

ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01 Indemnity.

(a) Seller shall release, defend, indemnify and hold harmless Agent, each Buyer, Affiliates of Agent and each Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable legal fees and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Purchased Asset Documents, the Purchased Asset, the Transaction, any Mortgaged Property, the Pledged Collateral or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, the Transaction, the Purchased Asset, any Purchased Asset Document, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to the Purchased Asset, (iii) any violation or alleged violation of, non-compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Purchased Asset Document or the Purchased Asset, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or the Purchased Asset, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, the Purchased Asset, any Mortgaged Property or the Pledged Collateral, (x) any Lien or claim arising on or against the Purchased Asset, any Mortgaged Property or the Pledged Collateral under any Requirements of Law or any liability asserted against Agent, any Buyer or any Indemnified Person with respect thereto, (xi) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any property or Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document or Mortgage Loan Document relating to environmental matters in any way, (xii) any business communications or dealings between the Parties relating thereto, or (xiii) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with the Purchased Asset for any sum owing thereunder, or to enforce any provisions of the Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not the Transaction is entered into.

(b) If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.

(c) An Indemnified Person may at any time send Seller a notice showing the calculation in reasonable detail of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Section 13.01 shall apply to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02 Expenses. Seller shall promptly on demand pay to or as directed by Agent all reasonable and documented third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Agent or any Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transaction, (b) subject to the next sentence, the Purchased Asset, including due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) so long as an Event of Default exists, the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) so long as an Event of Default exists, any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Asset. Notwithstanding the foregoing, provided no Event of Default exists after the Purchase Date with respect to the Purchased Asset, Seller shall not be required to pay Agent’s or any Buyer’s out-of-pocket costs and expenses with respect to surveillance of the Purchased Asset in an amount greater than $1,000.00 per annum.

ARTICLE 14

INTENT

Section 14.01 Safe Harbor. The Parties intend (a) for the Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Sections 101 or 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” including (x) the rights, set forth in Article 10 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Asset and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Section 362(b)(6) of the Bankruptcy Code.

Section 14.02 Right to Liquidate. The Parties acknowledge and agree that Agent’s right to liquidate the Purchased Asset delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate the Transaction as described in Section 555, 559 and 561 of the Bankruptcy Code.

Section 14.03 Qualified Financial Contract. The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then the Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transaction would render such definition inapplicable).

Section 14.04 Netting Contract. The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 14.05 Master Netting Agreement. The Parties expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code.

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The Parties acknowledge that they have been advised and understand that:

(a) if one of the Parties to the Transaction is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to the Transaction;

(b) if one of the Parties to the Transaction is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Securities Exchange Act of 1934, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to the Transaction;

(c) if one of the Parties to the Transaction is a financial institution, funds held by the financial institution pursuant to the Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) if one of the Parties to the Transaction is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to the Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE

Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and the Transaction:

(a) It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of the Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and the Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Repurchase Documents and the Transaction for the purposes of managing its borrowings or investments or hedging its underlying Asset or liabilities and not for purposes of speculation;

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or the Transaction; and

(f) No partnership or joint venture exists or will exist as a result of the Transaction or entering into and performing the Repurchase Documents.

ARTICLE 17

AGENT

Section 17.01 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon the advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Repurchase Document unless it shall first receive such advice or concurrence of each Buyer as Agent deems appropriate or it shall first be indemnified to its satisfaction by each Buyer against any and all liability and expense which may be incurred by it by reason of taking, continuing or failing to take any such action.

Section 17.02 Knowledge. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received notice from a Buyer or Seller referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives any such notice from Seller, Agent shall give notice thereof to each Buyer. Agent shall take such action (or refrain from taking any action) with respect to such Default or Event of Default on behalf of each Buyer. Agent shall not incur liability to any Person by reason of so acting or refraining from acting.

Section 17.03 No Representations; No Reliance. Each Buyer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of Seller shall be deemed to constitute any representation or warranty by the Agent to any Buyer. Each Buyer represents to the Agent that it has, independently and without reliance upon the Agent or any other Buyer, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of Seller and made its own decision to purchase Eligible Assets hereunder and enter into this Agreement. Each Buyer also represents that it will, independently and without reliance upon the Agent or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Repurchase Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Seller. Except for notices, reports and other documents expressly required to be furnished to each Buyer by the Agent hereunder or under the other Repurchase Documents, the Agent shall not have any duty or responsibility to provide any Buyer with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of Seller that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 17.04 Indemnification by Buyer. Each Buyer agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Seller and without limiting the obligation of Seller to do so), ratably according to its percentage interest in the rights and obligations of a Buyer in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Repurchase Obligations shall have been satisfied, ratably in accordance with such Buyer’s percentage interest in the rights and obligations of a Buyer immediately prior to such date), for, and to save Agent harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following satisfaction of the Repurchase Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Repurchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided, that no Buyer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the satisfaction of the Repurchase Obligations and all other amounts payable hereunder.

Section 17.05 Free Agent. Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with Seller as though Agent were not Agent hereunder and under the other Repurchase Documents.

Section 17.06 Exclusive Agent. Agent shall act as exclusive agent for each Buyer in any dealings with Seller and with the Transaction hereunder. Seller shall not be obligated to deal directly with any party other than Agent in connection with the Transaction hereunder. Any action taken by Agent shall be an action on behalf of and for the benefit of each Buyer and any payments made by or on behalf of Seller hereunder to Agent shall be a payment for the account of each Buyer.

Section 17.07 Resignation. Agent at any time may resign by giving sixty (60) days’ prior written notice of resignation to Seller and each Buyer and complying with the applicable provisions of this Section 17.07; provided, however, that if the resignation of Agent due to a Requirement of Law renders such prior notice either impossible or impracticable, no such prior written notice shall be required. Upon receiving such notice of resignation, with Seller’s consent for appointment, which consent for appointment shall not unreasonably be conditioned, delayed or withheld (provided, that Seller’s consent for appointment shall not be required if an Event of Default has occurred and is continuing), a successor agent shall be promptly appointed by each Buyer by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Agent and one copy to the successor agent. Any successor agent appointed as provided in this Section 17.07 shall execute and deliver to Seller, each Buyer and to its predecessor Agent an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Agent shall become effective and such successor agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as Agent; provided, that upon the written request of either Seller, each Buyer or the successor agent, Agent ceasing to act shall execute and deliver (a) an instrument transferring to such successor agent all of the rights of Agent so ceasing to act and (b) to such successor agent such instruments as are necessary to transfer the Purchased Items to such successor agent (including assignments of the Purchased Asset or Repurchase Documents). Upon the request of any such successor agent made from time to time, Seller shall execute any and all papers necessary to more fully and certainly vest in and confirm to such successor agent all such rights.

Section 17.08 Administration.

(a) Expenses. Each Buyer shall reimburse Agent for its Pro Rata Share of any Approved Expenses which are not reimbursed by Seller pursuant to and within the period required by the Repurchase Documents, or if payable upon demand or upon less than five (5)

Business Days under the Repurchase Documents or not otherwise specified in the Repurchase Documents, within five (5) Business Days of the date after written demand by Agent is received by Buyers. Agent shall have the right, but not the obligation, to incur such Approved Expenses prior to reimbursement therefor by Buyers.

(b) Actions by Agent; Required Consents.

(i) Except as specified in this Section 17.08, Agent shall exercise its sole discretion to act or not to act under the Repurchase Documents. Such discretion may be exercised with respect to the granting of approvals, consents and modifications under the Repurchase Documents and with respect to the exercise or refraining from exercise of rights under the Repurchase Documents.

(ii) Notwithstanding Section 17.08(b)(i), the following matters shall require the prior written unanimous consent of all of Buyers:

(A) any action which would subject Buyers to any additional obligations.

(B) any change (other than by operation of the Repurchase Documents) in the Pricing Rate under the Transaction;

(C) any change (other than by operation of the Repurchase Documents) in any fees to be shared among Buyers;

(D) any change (other than by operation of the Repurchase Documents) in the Facility Termination Date of the Transaction;

(E) any release, termination, modification or amendment of the Guarantee Agreement;

(F) any forgiveness of or reduction in Purchase Price or Price Differential or any extension of time for payment of Purchase Price or Price Differential;

(G) any change in the definition of Requisite Buyers or Pro Rata Share (except in connection with a permitted assignment of a portion of a Buyer’s Pro Rata Share);

(H) any amendment to this Section 17.08(b)(ii);

(I) the waiver of any Monetary Default that continues for any length of time or any Non-Monetary Default that continues for more than sixty (60) days;

(J) the approval of any request by Seller to release all or any portion of the Purchased Asset which is not otherwise specifically provided in this Agreement;

(K) any sale, assignment or transfer by Seller of any of its rights under this Agreement or the other Repurchase Documents or delegations of its duties thereunder.

(iii) Notwithstanding Sections 17.08(b)(i) and (ii), the following matters shall require the prior consent of the Requisite Buyers:

(A) the acceleration of the Repurchase Date under the Repurchase Documents or the commencement of remedies or the rescission thereof for any Default or Event of Default (other than accelerations and rescissions that are provided for under the terms of the Repurchase Documents);

(B) the approval of a Post-Foreclosure Plan or any amendment thereto after Agent (or its nominee) declares an Accelerated Repurchase Date, pursuant to Section 17.08(e);

(C) the waiver of any Non-Monetary Default to the extent not cured within the sixty (60) day period referred to in Section 17.08(b)(ii);

(D) the waiver of any late charges;

(E) the waiver of any Price Differential which accrues at the Default Rate;

(F) any waiver of any material condition to the Transaction;

(G) except for the approval rights of Agent set forth elsewhere in this Agreement, and except as referred to in Section 17.08(b)(ii), approval of any amendment, modification or termination of this Agreement, or any other Repurchase Document, or waiver of any provision herein or therein;

(H) delivery of notices, including notices of Default, hereunder and under the other Repurchase Documents, in accordance with the terms of this Agreement;

(I) except as may be otherwise specifically restricted by the terms of this Agreement or any other Repurchase Documents, exercise all remedies given to Agent or Buyers with respect to the Purchased Asset which is the subject of the Transaction under the Repurchase Documents, applicable law or otherwise;

(J) intentionally omitted;

(K) approval of the Transaction, including accepting exceptions to the representations and warranties set forth on Schedule II to this Agreement;

(L) intentionally omitted; and

(M) approval of Material Actions.

(c) Instructions. In addition to the required consents or approvals referred to in Sections 17.08(b)(ii) and (iii) above, Agent may at any time request instructions from the Requisite Buyers with respect to any actions or approvals which, by the terms of this Agreement, or of any of the other Repurchase Documents, Agent is permitted or required to take or to grant without instructions from any Buyers, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Repurchase Documents until it shall have received such instructions from the Requisite Buyers. Without limiting the foregoing, no Buyer shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Repurchase Documents in accordance with the instructions of the Requisite Buyers or, where applicable, all of Buyers. Agent shall promptly notify each Buyer at any time that Buyers have instructed Agent to act or refrain from acting pursuant thereto.

(d) Reimbursement of Costs. If Agent shall: (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to the Purchased Asset or any part thereof, or any of the Repurchase Documents, or the attempt to enforce any security interest or any of the Repurchase Documents; or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Repurchase Documents, irrespective of whether as a result thereof Agent shall acquire title to the Purchased Asset, each Buyer, upon demand therefor from time to time, shall contribute its Pro Rata Share of the reasonable costs and/or expenses of any advice or other representation, enforcement or acquisition, to the extent not otherwise reimbursed by Seller; provided that Agent shall not be entitled to reimbursement of its attorneys’ fees and expenses incurred in connection with the resolution of disputes between Agent and other Buyers unless Agent shall be the prevailing party in any such dispute. Any loss of Purchase Price and Price Differential resulting from any Default shall be shared by Buyers in accordance with their respective Pro Rata Shares. It is understood and agreed that in the event Agent determines it is necessary to engage counsel for Buyers from and after the occurrence of Default, such counsel shall be selected by Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to Buyers. In no event will Agent retain counsel for Buyers to which any Buyer has a reasonable objection, provided that such Buyer gives Agent written notice of such objection within five (5) Business Days after receipt of Agent’s written notice identifying such counsel.

(e) Remedies. Notwithstanding any provisions of Section 17.08(b) to the contrary, if an Event of Default shall occur and be continuing, and if, within sixty (60) days thereafter, the Requisite Buyers shall not agree upon what action, if any, Agent shall take under the Repurchase Documents by reason thereof, then Agent shall provide written notice to Buyers of Agent’s intention to take the actions provided for in this Section 17.08(e) and, unless Agent shall be instructed not to take such actions, or to take other or different actions, by Requisite Buyers prior to the expiration of the Buyer Reply Period, Agent shall proceed to take the following actions unless and until Agent shall be instructed by Requisite Buyers to cease taking such actions and/or to take other or different actions: (i) declare an Accelerated Repurchase Date and all amounts outstanding under this Agreement and the other Repurchase Documents to be immediately due and payable and (ii) enforce Agent’s rights under the Repurchase Documents. Notwithstanding anything to the contrary contained in this Section 17.08)(e) or this Agreement, Buyers hereby authorize Agent, at any time prior to the expiration of the sixty (60) day period referred to in the previous sentence after a Default has occurred, to commence the actions described in Sections 17.08(e)(i) and (ii) herein only if the Requisite Buyers have not already agreed to such action, so long as Agent determines, in good faith, that such action or actions are necessary in order to preserve the value of the Purchased Asset.

(f) Notices. Each Buyer agrees that any action taken by Agent which is authorized under this Agreement or any action taken at the direction or with the consent of the Requisite Buyers in accordance with the provisions of this Agreement or any other Repurchase Documents, and the exercise by Agent at the direction or with the consent of the Requisite Buyers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Buyers, except for actions specifically requiring the approval of all Buyers. All communications from Agent to Buyers requesting Buyers’ determination, consent, approval or disapproval: (1) shall be given in the form of a written notice to each Buyer delivered in accordance with Section 18.12 hereof; (2) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Buyer where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved; (3) shall include, if reasonably requested by a Buyer and to the extent not previously provided to such Buyer, written materials and a summary of all oral information provided to Agent by Seller in respect of the matter or issue to be resolved; and (4) shall include Agent’s recommended course of action or determination in respect thereof. Each Buyer shall reply promptly, but in any event within ten (10) Business Days (the “Buyer Reply Period”). Unless a Buyer shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Buyer Reply Period, such Buyer shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Requisite Buyers or all Buyers, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Buyers and upon receiving the required approval or consent shall follow the course of action or determination recommended to Buyers by Agent or such other course of action recommended by the Requisite Buyers, and each non-responding Buyer shall be deemed to have concurred with such recommended course of action.

Section 17.09 Foreclosure; Post-Foreclosure Operations. In the event that all or any portion of the Purchased Asset shall be acquired by Agent as the result of an Accelerated Repurchase Date, the Purchased Asset shall be held in the name of a special purpose entity that is a subsidiary of Agent, as agent, for the ratable benefit of Buyers. Agent shall prepare a recommended course of action and operating budget for the Purchased Asset (the “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Buyers as soon as reasonably practicable, but not more than ninety (90) days, after it succeeds to the interest of Seller in the Purchased Asset. In the event that the Requisite Buyers do not approve such Post-Foreclosure Plan, Agent shall submit alternative Post-Foreclosure Plans to Buyers for evaluation and the approval of the Requisite Buyers. In accordance with the approved Post-Foreclosure Plan, Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Purchased Asset acquired, and administer all transactions relating thereto. Actions taken by Agent with respect to the Collateral which are not provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the consent of the Requisite Buyers by way of supplement to such Post-Foreclosure Plan. Within five (5) Business Days after demand therefor from time to time, each Buyer shall contribute its Pro Rata Share of all costs and expenses incurred by Agent permitted under this Agreement in connection with the ownership of the Purchased Asset. In addition, Agent shall render or cause to be rendered to each Buyer, monthly, an income and expense statement for the Purchased Asset, and each Buyer shall promptly contribute its Pro Rata Share of any operating loss for the Purchased Asset, and such other expenses and operating reserves as Agent shall deem reasonably necessary. To the extent there is net operating income from the Purchased Asset, Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to Buyers. All such distributions shall be made to Buyers in accordance with their respective Pro Rata Shares. Buyers acknowledge that if title to the Purchased Asset is obtained by Agent or its nominee, the Purchased Asset will not be held as a permanent investment but will be liquidated as soon as practicable. Agent shall undertake to sell the Purchased Asset to a third party or parties, at such price and upon such arms-length terms and conditions as the Requisite Buyers shall reasonably determine to be most advantageous to Buyers.

ARTICLE 18

MISCELLANEOUS

Section 18.01 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

Section 18.02 Submission to Jurisdiction; Service of Process. Agent and each Buyer irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Agent or any Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction. Seller irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 18.03 IMPORTANT WAIVERS.

(a) SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY AGENT OR ANY INDEMNIFIED PERSON, BUT SUCH WAIVER SHALL NOT PREVENT SELLER FROM ASSERTING AGAINST AGENT IN A SEPARATE ACTION ANY CLAIM, ACTION, CAUSE OF ACTION OR DEMAND THAT SELLER MIGHT HAVE, WHETHER OR NOT ARISING OUT OF THIS AGREEMENT.

(b) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSET, THE TRANSACTION, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTION.

(d) SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT, ANY BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT, ANY BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f) THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g) THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE REPURCHASE OBLIGATIONS.

Section 18.04 Integration. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties relating to a sale and repurchase of the Purchased Asset and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.

Section 18.05 Intentionally Omitted.

Section 18.06 Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in the Transaction.

Section 18.07 Survival and Benefit of Seller’s Agreements. The Repurchase Documents and the Transaction shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit all Indemnified Persons, Buyer and its successors and assigns, Eligible Assignees and Participants. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.

Section 18.08 Assignments and Participations.

(a) Seller shall not sell, assign or transfer any of its rights or the Repurchase Obligations or delegate its duties under this Agreement or any other Repurchase Document without the prior written consent of Agent, and any attempt by a Seller to do so without such consent shall be null and void.

(b) Any Buyer may at any time, upon notice to Seller, sell participations to any Eligible Assignee (a “Participant”) in all or any portion of such Buyer’s rights and/or obligations under the Repurchase Documents; provided, that (i) such Buyer’s obligations under the Repurchase Documents shall remain unchanged, (ii) such Buyer shall remain solely responsible to Seller for the performance of such obligations, and (iii) Seller shall continue to deal solely and directly with Agent in connection with Buyer’s rights and obligations under the Repurchase Documents. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of the Purchased Asset would be reduced or the Repurchase Date of the Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Article 12 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 10.02(i) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).

(c) Any Buyer may at any time, upon notice to Seller, sell and assign to any Eligible Assignee all or any portion of all of the rights and obligations of such Buyer under the Repurchase Documents. Notwithstanding anything herein to the contrary, Wells Fargo Bank, National Association, in its capacity as a Buyer, agrees that it will at all times hold directly at least 51% of the rights and obligations of a Buyer which Wells Fargo Bank, National Association holds as of the Closing Date under the Repurchase Documents, free and clear of any assignment or participation. Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit F (an “Assignment and Acceptance”). From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of such Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it, (ii) such Buyer shall, to the extent provided therein, be released from such obligations (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Buyer’s rights and obligations under the Repurchase Documents, such Buyer shall cease to be a Party), (iii) the obligations of such Buyer shall be deemed to be so reduced, and (iv) Agent will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by Buyer of a participation in such rights and obligations in accordance with Section 18.08(b). Upon written request of Agent or any Buyer who proposes to sell and assign to an Eligible Assignee the rights and obligations of such Buyer under the Repurchase Documents, Seller shall cause its counsel(s) who issued opinions on behalf of Seller and Guarantor (collectively, “Seller’s Counsel”), to issue a reliance letter, within a commercially reasonable period of time following such request, in favor of such Eligible Assignee permitting such Eligible Assignee to rely on the legal opinions issued by Seller’s Counsel on the Closing Date (but which did not otherwise by its terms permit reliance).

(d) Seller shall cooperate with Agent in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that (i) none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller or require the Seller to incur any out-of-pocket costs or expenses (ii) the form and substance of such restatement, amendment, supplement or modification shall be reasonably acceptable to Seller, and (iii) Seller shall have no obligation to pay any fees, costs and expenses in connection with such restatement, amendment, supplement or modification.

(e) Agent, acting for this purpose solely as a non-fiduciary agent of Seller, shall maintain, or cause to be maintained, a record with the name and address of each Participant and the principal amounts (and stated interest, if any) due to any such Participants under the Agreement and the Transaction (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error. The Parties shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no sale of participation shall be effective unless duly noted in the Participant Register. The portion of the Participant Register relating to any Participant requesting (directly or through Buyer or through an Assignee) payment from Seller under the Agreement shall be made available to Seller upon reasonable request.

(f) Agent, acting for this purpose solely as a non-fiduciary agent of Seller, shall maintain, or cause to be maintained, a record with the name and address of each Assignee and the principal amounts (and stated interest, if any) due to any such Assignee under the Agreement and the Transaction (the “Register”). The entries in the Register shall be conclusive, absent manifest error. The Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no transfer or assignment shall be effective unless duly noted in the Register. The Register shall be made available to Seller upon reasonable request.

Section 18.09 Ownership and Hypothecation of Purchased Asset. Title to the Purchased Asset shall pass to and vest in Agent and each Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Agent and each Buyer or its designees shall have free and unrestricted use of the Purchased Asset and be entitled to exercise all rights, privileges and options relating to the Purchased Asset as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Each Buyer or its designees may engage in repurchase transactions with the Purchased Asset or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Asset, all on terms that Buyer may determine; provided, that (i) no such transaction shall affect the obligations of Agent to transfer the Purchased Asset to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim and (ii) Seller shall not have any obligation to pay any fees, costs or expenses in connection with such transaction. In the event Agent engages in a repurchase transaction with any of the Purchased Asset or otherwise pledges or hypothecates any of the

Purchased Asset, Agent shall have the right to assign to its counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Asset that are subject to such repurchase transaction.

Section 18.10 Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transaction and all information provided to Agent regarding Seller, Guarantor and their respective businesses shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, members, managers, officers, employees, agents, advisors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Asset or Mortgaged Properties, (e) to any current or potential investors in Seller, Guarantor or any of their Affiliates, or their respective advisors, attorneys and accountants, provided each of the foregoing (except in the case of Persons bound by professional obligations of confidentiality who have been instructed to keep such information confidential) has agreed in writing to keep all such information confidential and, to the extent the recipient has more than one group or division, such Person has further agreed in writing not to share or disclose such confidential information to any other group or division within such Person unless such other group or division is actively involved in the transaction and has complied with requirements of this clause (e), (f) to the extent required to consummate and administer the Transaction or (g) to any actual or prospective Participant or Eligible Assignee which agrees to comply with this Section 18.10; provided, that no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure. Notwithstanding anything to the contrary herein, the tax treatment of the Transaction contemplated under the Repurchase Documents shall not be treated as confidential.

Section 18.11 No Implied Waivers. No failure on the part of Agent, any Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Agent’s or any Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Agent, on behalf of each Buyer. Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12 Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex I or such other address as such Party shall specify from time to time in a notice to the other Party. Any of the foregoing communications shall be effective upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by guaranteed overnight courier, upon confirmation of delivery by such courier service, or (c) notice by facsimile copy or e-mail, when verbal or electronic response of receipt is obtained, in each case sent to the address specified in the first sentence of this Section. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 18.13 Counterparts; Electronic Transmission. Any Repurchase Document may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any other Repurchase Document and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

Section 18.14 No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Agent or any Buyer, any Indemnified Person, Seller or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Agent, any Buyer, Seller or Guarantor under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that (a) the obligations of Agent, each Buyer, Seller or Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, (b) any such recourse or personal liability is hereby expressly waived, and (c) no deficiency or other judgment may be sought or obtained against any Person other than any Buyer, Agent, Seller and Guarantor solely in their respective corporate, limited liability company or partnership obligations, as applicable. This Section 18.14 shall survive the termination of the Repurchase Documents.

Section 18.15 Protection of Buyer’s Interests in the Purchased Asset; Further Assurances.

(a) Seller shall cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of each Buyer to the Purchased Asset to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest. Seller shall deliver to Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.

(b) Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Agent may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce any Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transaction and the Purchased Asset.

(c) If Seller fails to perform any of its Repurchase Obligations, upon reasonable prior written notice to Seller, Agent may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the reasonable and documented costs and expenses incurred by Agent in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, Seller authorizes Agent at the option of Agent and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Agent deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Asset and each Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Agent on behalf of Seller. Agent may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d) Without limiting the generality of the foregoing, Seller will no earlier than six (6) or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with to any Repurchase Document or any Transaction, (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement (provided that Agent may elect to file such continuation statement), and (ii) deliver or cause to be delivered to Agent an opinion of counsel, in form and substance reasonably satisfactory to Agent, confirming and updating the opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(e) Except as provided in the Repurchase Documents, the sole duty of Agent, any Buyer, Custodian or any other designee or agent of any Buyer with respect to the Purchased Asset shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Asset in its possession or control. Neither Agent nor any Buyer shall incur any liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected and supervised by Agent or any Buyer with reasonable care, or Agent’s or any Buyer’s failure to provide adequate protection or insurance for the Purchased Asset. Neither Agent nor any Buyer shall have any obligation to take any action to preserve any rights of Seller in the Purchased

Asset against prior parties, and Seller hereby agrees to take such action. Neither Agent nor any Buyer shall have any obligation to realize upon the Purchased Asset except through proper application of any distributions with respect to the Purchased Asset made directly to Agent or any Buyer or its agent(s). So long as Agent, any Buyer and Custodian shall act in good faith in their handling of the Purchased Asset, Seller waives or is deemed to have waived the defense of impairment of the Purchased Asset by Buyer and Custodian.

(f) At Buyer’s election (at Buyer’s sole cost and expense) and at any time during the term of this Agreement, Buyer may complete and record any or all of the Blank Assignment Documents as further evidence of Buyer’s ownership interest in the Purchased Asset.

Section 18.16 Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.

Section 18.17 Set-off.

(a) In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller hereby grants to Agent, each Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and any proceeds from the foregoing, now or hereafter held or received by Agent, any Buyer, any Affiliate of Agent or any Buyer or any Indemnified Person, for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller, at any time existing, and any obligation owed by Agent or any Buyer or any Affiliate of Agent or any Buyer to Seller, and to set-off against any Repurchase Obligations or Indebtedness owed by Seller and any Indebtedness owed by Agent or any Buyer or any Affiliate of Agent or any Buyer to Seller, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Agent or any Buyer, any Affiliate of Agent or any Buyer or any Indemnified Person to or for the credit of Seller, without prejudice to Agent’s or any Buyer’s right to recover any deficiency. Each of Agent, each Buyer, each Affiliate of Agent and each Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller to Agent or any Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence and during the continuance of an Event of Default, without notice to Seller, any such notice being expressly waived by Seller to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Agent, any Buyer or any Indemnified Person by Seller under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Agent, any Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of any Buyer’s rights to recover a deficiency. Seller shall be deemed directly indebted to Agent, any Buyer and the other Indemnified Persons in the full amount of all amounts owing to Agent, any Buyer and the other Indemnified Parties by Seller under the Repurchase Documents and the Repurchase Obligations, and Agent, any Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE AGENT, ANY BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSET OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(b) Agent, each Buyer or any Indemnified Person shall promptly notify the Seller after any such set-off and application made by Agent, such Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Agent or such Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained. Nothing in this Section 18.17 shall be effective to create a charge or other security interest. This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(c) Agent and each Buyer hereby expressly waive any and all right of set-off upon any monies, securities, collateral or other property of Guarantors and any proceeds from the foregoing now or hereafter held or received by Agent or any Buyer for the account of Guarantor.

Section 18.18 Seller’s Waiver of Setoff. Seller hereby waives any right of setoff it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Agent, any Buyer, any Affiliate of Agent or any Buyer, any Indemnified Person or their respective assets or properties.

Section 18.19 Power of Attorney; Release of Purchased Asset and Purchased Asset Documents.

(a) Seller hereby authorizes Agent to file such financing statement or statements relating to the Purchased Asset as Agent, at its option, on behalf of each Buyer, may deem appropriate. Seller hereby appoints Agent as Seller’s agent and attorney in fact to perform all other acts which Agent, on behalf of each Buyer, deems reasonably appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and, upon the occurrence and during the continuance of an Event of Default, to protect, preserve and realize upon the Purchased Asset, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller as its agent and attorney in fact. This agency and power of attorney is coupled with an interest and is irrevocable without Agent’s consent. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19. In addition, Seller shall execute and deliver to Agent a power of attorney in the form set forth in Exhibit E attached hereto.

(b) On the Repurchase Date (or Early Repurchase Date, if applicable), or on the date of any pay-off of the Purchased Asset pursuant to which the obligor thereunder is released from future payment obligations in accordance with this Agreement, or upon the payment in full for any reason of the Repurchase Price with respect to the Purchased Asset, (i) all right, title and interest of Agent and each Buyer in the Purchased Asset shall automatically and immediately terminate hereunder and of record, and Agent and each Buyer shall be deemed to have simultaneously released their respective security interests in the Purchased Asset, (ii) all right, title and interest in the Purchased Asset shall revert to Seller, (iii) Agent and/or each Buyer (as applicable), at Seller’s expense, shall promptly execute and deliver to Seller, or otherwise authorize the filing by Seller of, such agreements, instruments and other documents as Seller shall reasonably request to evidence the foregoing, including, without limitation, by (A) returning (or causing the Custodian to return) the Purchased Asset Documents, (B) executing such assignments or terminations with respect to the Purchased Asset Documents as Seller may reasonably request, (C) to the extent that any UCC financing statement filed by Agent or Buyer against Seller specifically indentifies the Purchased Asset, delivering an amendment thereto or termination thereof (as applicable) evidencing the release of the Purchased Asset from each Buyer’s security interest therein, (D) to the extent that any control agreement executed by Seller in favor of Agent and/or Buyer specifically indentifies the Purchased Asset, delivering an amendment thereto or termination thereof (as applicable) evidencing the release of the Purchased Asset under such control agreement, (E) causing the Agent to execute and deliver appropriate documentation evidencing the termination of any Irrevocable Redirection Notices, and (F) promptly executing and delivering to Seller a limited power of attorney, in a form satisfactory to Agent and Seller, sufficient to permit Seller to execute (or cause to be executed) and send for recording, in accordance with applicable Requirements of Law or otherwise in Seller’s discretion, any instrument of satisfaction regarding the related Mortgage (if applicable) or any other related Purchased Asset Document. Any such transfer or release shall be without recourse to Agent or any Buyer and without representation or warranty by Agent or any Buyer, except that Agent shall be deemed to represent to Seller, to the extent that good title was transferred and assigned by Seller to Agent hereunder on the related Purchase Date, that Agent is the sole owner of the Purchased Asset, free and clear of any other interests or Liens caused by actions or inactions of Agent or any Buyer.

Section 18.20 Periodic Due Diligence Review. Agent may perform continuing due diligence reviews with respect to the Purchased Asset, Seller and Guarantor, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. Upon reasonable prior notice to Seller, unless a Default or Event of Default exists, in which case no notice is required, Agent or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller, the Purchased Asset Documents and the Servicing Files. Seller shall make available to Agent one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Agent or any Buyer concerning any of the foregoing. Agent may purchase the Purchased Asset from Seller based solely on the information provided by Seller to Agent in the Underwriting Materials and the representations, warranties, duties, obligations and covenants contained herein, and Agent may at any time conduct a partial or complete due diligence review of the Purchased Asset, including ordering new credit reports and new appraisals on the Mortgaged Properties and otherwise re-generating the information used to originate and underwrite the Purchased Asset. The provisions of this Section 18.20 shall be subject to Section 13.02 with respect to the obligation of Seller to pay any expenses incurred in connection therewith.

Section 18.21 Time of Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of the parties under the Repurchase Documents.

Section 18.22 Patriot Act Notice. Agent hereby notifies Seller that Agent and each Buyer is required by the Patriot Act to obtain, verify and record information that identifies Seller.

Section 18.23 Successors and Assigns. Subject to the foregoing, the Repurchase Documents and the Transaction shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in the Repurchase Documents, express or implied, shall give to any Person other than the Parties any benefit or any legal or equitable right, power, remedy or claim under the Repurchase Documents.

Section 18.24 Acknowledgement of Anti-Predatory Lending Policies. Seller and Buyer each have in place internal policies and procedures that expressly prohibit their purchase of any high cost mortgage loan.

Section 18.25 Servicing. From and after the effective date of the Servicing Agreement:

(a) Servicer shall service the Purchased Asset on behalf of Buyer.

(b) The servicing fee payable to Servicer shall be payable as a servicing fee in accordance with the Servicing Agreement. Servicer shall also be entitled to additional servicing compensation under the Servicing Agreement. Notwithstanding the foregoing or anything herein to the contrary, Buyer shall not be liable for any servicing fees, additional servicing compensation, costs and expenses incurred by Servicer in connection with the Servicing of the Purchased Asset and Servicer shall look solely to the Underlying Obligor and/or Seller for payment of all and any servicing fees, additional servicing compensation, costs and expenses incurred by Servicer in connection with the Servicing of the Purchased Asset.

(c) From and after the Purchase Date, upon the occurrence and during the continuance of an Event of Default under the Repurchase Agreement, in addition to all of the other rights and remedies of Buyer and Servicer under the Servicing Agreement, the Repurchase Agreement and the other Repurchase Documents (and in addition to the provisions of the Servicing Agreement providing for termination of the Servicing Agreement pursuant to its terms), (i) for the avoidance of doubt, the right, if any, of Seller to direct the servicing of the Purchased Asset shall immediately and automatically cease to exist, and (ii) either Buyer or Servicer may at any time terminate the Servicing Agreement upon the delivery of a written termination notice from Buyer, in accordance with the Servicing Agreement. Seller shall pay all expenses associated with any such termination, including, without limitation, any fees and expenses required in connection with the transfer of servicing.

Section 18.26 Funds Transfer Disbursements. Seller hereby authorizes each Buyer to disburse the proceeds due to Seller from such Buyer pursuant to the Repurchase Documents as requested by an authorized representative of the Seller to any of the accounts designated in that certain Transfer Authorizer Designation dated as of the date hereof, a copy of which is attached as Exhibit G hereto and made a part hereof (the “Transfer Authorizer Designation”). Seller agrees to be bound by any transfer request: (i) authorized or transmitted by Seller; or (ii) made in Seller’s name and accepted by Agent and any Buyer in good faith and in compliance with these transfer instructions, even if not properly authorized by Seller. Seller further agrees and acknowledges that each Buyer may rely solely on any bank routing number or identifying bank account number or name provided by Seller to effect a wire or funds transfer even if the information provided by Seller identifies a different bank or account holder than named by the Seller. No Buyer is obligated or required in any way to take any actions to detect errors in information provided by Seller. If any Buyer takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Seller agrees that no matter how many times such Buyer takes these actions such Buyer will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Repurchase Documents, or any agreement between such Buyer and Seller. Seller agrees to notify any Buyer of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after such Buyer’s confirmation to Seller of such transfer. Each Buyer will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Each Buyer may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a bank unacceptable to such Buyer or prohibited by government authority; (iii) cause such Buyer to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause such Buyer to violate any applicable law or regulation. No Buyer shall be liable to Seller or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Seller’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of any Buyer, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond such Buyer’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) any Buyer or Seller knew or should have known the likelihood of these damages in any situation. Each Buyer makes no representations or warranties other than those expressly made in this Agreement.

[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

SVP 2013 FINANCE, LLC,
a Delaware limited liability company

By:	/s/ Douglas Armer
	Name:	Douglas Armer
	Title:	Principal, Head of Capital Markets

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Craig R. Larsen
	Name:	Craig R. Larsen
	Title:	Senior Vice President

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Craig R. Larsen
	Name:	Craig R. Larsen
	Title:	Senior Vice President

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Wells Fargo Bank, National Association 600 California Street 19th Floor
San Francisco, CA 94108
Attention:	Sean Flannery
Telephone:	(415) 396-6764
Email:	seanf@wellsfargo.com

Agent:

Wells Fargo Bank, National Association
600 California Street
19th Floor
San Francisco, CA 94108
Attention:	Sean Flannery
Telephone:	(415) 396-6764
Email:	seanf@wellsfargo.com

With copies to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention:	Richard D. Jones, Esq.
Telephone:	(212) 698-3844
Fax:	(215) 655-2501
Email:	richard.jones@dechert.com

Seller:

SVP 2013 Finance, LLC
c/o The Blackstone Group LP
345 Park Avenue
New York, New York 10154
Attention: Douglas N. Armer
Email: douglas.armer@blackstone.com

Annex I-1

With copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue New York, New York 10166-0193
Attention:	Andrew Dady
Telephone:	(212) 351-2411
Fax:	(212) 351-6211
Email:	adady@gibsondunn.com

Annex I-1

SCHEDULE I

Asset, Applicable Purchase Percentage and Original Purchase Price

Attached

Sch. I-1

SCHEDULE II

Representations and Warranties With Respect to the Asset

A. Seller represents and warrants to Agent and Buyers, with respect to the Purchased Asset, that except as specifically disclosed in the Confirmation for the Purchased Asset, as of the Purchase Date for the Purchased Asset by Agent from Seller, the representations set forth on this Schedule II, Section A, shall be true and correct in all material respects. For purposes of this Schedule II, Section A and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Purchased Asset if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects the Purchased Asset or has repurchased the Purchased Asset in accordance with the terms of the Agreement.

1.	Seller is the sole owner and holder of the Purchased Asset.

2.	No fraudulent acts were committed by Seller in connection with its origination of the Purchased Asset.

3.	To the Actual Knowledge of Seller, no consent, approval, authorization or order of, or registration or filing with, or notice to, any Governmental Authority having jurisdiction or regulatory authority is required for any transfer, assignment or pledge by the holder of the Purchased Asset.

4.	Seller has full right, power and authority to sell and assign the Purchased Asset to Agent and Seller has not previously assigned, sold or otherwise transferred or created any liens or encumbrances upon or granted any options to purchase, pledge or otherwise hypothecate any of its interest in and to the Purchased Asset. There are no participation agreements affecting the Purchased Asset.

5.	To the Actual Knowledge of Seller, all real estate taxes and governmental assessments, or installments thereof, which would be a Lien on the Mortgaged Property and that prior to the Purchase Date have become delinquent in respect of the Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

6.	To the Actual Knowledge of Seller, the related Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such Mortgaged Property as security for the related Whole Loan and, to the Actual Knowledge of Seller, there is no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

Sch. II-1

7.	To the Actual Knowledge of Seller and except as set forth on the phase 1 environmental reports with respect to the Mortgaged Property provided to Agent prior to the Closing Date, there is no material and adverse environmental condition or circumstance affecting the Mortgaged Property. To the Actual Knowledge of Seller and except as set forth on the phase 1 environmental reports with respect to the Mortgaged Property provided to Agent prior to the Closing Date, there is no violation of any applicable Environmental Law with respect to the Mortgaged Property. Neither Seller nor, to the Actual Knowledge of Seller, the Mortgagor or Underlying Obligor, as applicable, or any prior holder of the Purchased Asset, has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws.

8.	To the Actual Knowledge of Seller, there are no material violations of any applicable zoning ordinances, building codes or land laws applicable to the Mortgaged Property or the use and occupancy thereof which would have a Material Adverse Effect on the value, operation or net operating income of the Mortgaged Property.

9.	To the Actual Knowledge of Seller, there is no pending action, suit or proceeding, or governmental investigation of which Seller has received written notice, against the Mortgagor or Underlying Obligor, as applicable, the related Mortgaged Property or the Pledged Collateral the adverse outcome of which could reasonably be expected to materially and adversely affect such Mortgagor’s or Underlying Obligor’s ability to pay principal, interest or any other amounts due under the Purchased Asset or the security intended to be provided by the Purchased Asset Documents or the current use of the Mortgaged Property.

10.	To the Actual Knowledge of Seller, the improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor or Underlying Obligor, as applicable, is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Whole Loan (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

11.	To the Actual Knowledge of Seller, the related Mortgagor or Underlying Obligor, as applicable, the related lessee, franchisor or operator was in possession of all material licenses, permits and authorizations then required for use of the related Mortgaged Property by the related Mortgagor or Underlying Obligor.

12.	To Seller’s Actual Knowledge, the Underwriting Package in respect of the Purchased Asset does not contain any untrue statement of material fact or omit to

Sch. II-2

state any material fact that would reasonably be expected to result in a Material Adverse Affect with respect to the Purchased Asset. To Seller’s Actual Knowledge, Seller has made available to Agent and Buyers, with respect to the Purchased Asset, true, correct and complete Purchased Asset Documents.

13.	To the Actual Knowledge of Seller, each related Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor or Underlying Obligor, as applicable, has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

14.	Seller has delivered to Agent or its designee the original Mortgage Note related to the Purchased Asset, together with an original assignment thereof, executed by Seller in blank.

15.	The related Blank Assignment Documents constitute the legal, valid and binding first priority assignment from Seller (assuming the insertion of the Agent’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

16.	Seller, to Seller’s Actual Knowledge, has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the Purchased Asset is or may become obligated.

17.	To Seller’s Actual Knowledge, there is no valid offset, defense, counterclaim, abatement or right to rescission with respect to the Purchased Asset Document, except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, and no advance of funds has been made other than pursuant to the Purchased Asset Documents, directly or indirectly, by Seller and, to Seller’s Actual Knowledge, any prior holder of the Purchased Asset to the Mortgagor or Underlying Obligor, as applicable, and no funds have been received from any Person other than the Mortgagor or Underlying Obligor, as applicable, for or on account of payments due on the Purchased Asset Documents.

18.

(a) To the Actual Knowledge of Seller, other than payments due but not yet thirty (30) days or more delinquent (and excepting, for avoidance of doubt, any defaults which have been cured prior to the date hereof), there is no default, breach, violation or event of acceleration currently existing under the Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of

Sch. II-3

any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule II and (b) neither Seller nor, to Seller’s Actual Knowledge, any prior holder of the Purchased Asset, has waived any default, breach, violation or event of acceleration under the Purchased Asset Documents and pursuant to the terms of the Purchased Asset Documents.

19.	The Purchased Asset is not, and to the Actual Knowledge of Seller, since origination, has not been, thirty (30) days or more past due in respect of any scheduled payment.

20.	To the Actual Knowledge of Seller, no Mortgagor or Underlying Obligor, as applicable, with respect to the Purchased Asset, is a debtor in any state or federal bankruptcy or insolvency proceeding.

21.	The Purchased Asset is presently outstanding and, to the Actual Knowledge of Seller, (a) the proceeds thereof have been fully and properly disbursed and, (b) except for amounts held in escrow by Seller, there is no requirement for any future advances by Seller thereunder.

22.	To Seller’s Actual Knowledge, as of the Closing Date the reserve balances for the Asset are as shown on Schedule III to the Agreement. Seller is not holding any letters of credit as collateral for the Purchased Asset.

23.	Except as set forth in the Purchased Asset Documents, the Purchased Asset or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would (i) effect a cancellation, satisfaction or rescission thereof or (ii) operate to release any part of the Mortgaged Property and/or the Pledged Collateral from the lien of the Purchased Asset Documents.

24.	To Seller’s Actual Knowledge, except as set forth in the Purchased Asset Documents, no Underlying Obligor under any of the applicable Purchased Asset Documents has been released from any obligation or liability thereunder.

25.	Seller has not, nor to Seller’s Actual Knowledge has any other lender under the Purchased Asset, received any request, which request is currently outstanding, for any consent to restructure, modify, extend or waive any of the Underlying Obligors’ obligations under any of the applicable Purchased Asset Documents, and no agreement to restructure, modify, extend or waive any of such obligations in the future has been entered into relating to the Purchased Asset.

26.

Seller has not, nor to Seller’s Actual Knowledge has any other lender under the Purchased Asset, received written notice of any litigation, actions, suits or proceedings currently pending before any court, administrative agency or

Sch. II-4

arbitrator concerning the Purchased Asset, the applicable Mortgaged Property or the Pledged Collateral that would reasonably be expected to adversely affect the validity or enforceability of the liens on and security interests in such Mortgaged Property or the Pledged Collateral or that would reasonably be expected, if determined adversely, to materially and adversely affect the value of the Purchased Asset, the Mortgaged Property or the Pledged Collateral.

27.	To Seller’s Actual Knowledge, the Purchased Asset is not cross-collateralized with any other loan or financing.

B. Seller represents and warrants to Agent and Buyers, with respect to the Purchased Asset, that except as specifically disclosed in the Confirmation for the Purchased Asset, as of the Purchase Date for the Purchased Asset by Agent from Seller, and at all times when the Purchased Asset is subject to the Agreement, the representations set forth in this Schedule II, Section B shall be true and correct in all material respects. For purposes of this Schedule II, Section B, and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Purchased Asset if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects the Purchased Asset or has repurchased the Purchased Asset in accordance with the terms of the Agreement.

1.	The Purchased Asset is a Whole Loan.

2.	To the Actual Knowledge of Seller, other than the right of first refusal by the Mortgagor or Underlying Obligor, as applicable, for the Purchased Asset, and except for the rights of Agent under the Agreement, no third party holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind, and no other impediment exists to any such pledge to Agent or Agent’s exercise of rights or remedies.

3.	Seller holds no preferred equity interest and neither Seller nor any Affiliate has any obligation to make capital contributions to the Mortgagor or Underlying Obligor, as applicable, under the Purchased Asset.

Sch. II-5

SCHEDULE III

Reserve Balances

[Attached]

Sch. III-1

EXHIBIT A

Form of Transaction Request

[            ], 2013

Wells Fargo Bank, National Association
600 California Street
19th Floor
San Francisco, CA 94108
Attention:	Sean Flannery
Telephone:	(415) 396-6764
Email:	seanf@wellsfargo.com

Re:	Master Repurchase and Securities Contract dated as of June 7, 2013 (the “Agreement”) between SVP 2013 Finance, LLC, a Delaware limited liability company (“Seller”) and Wells Fargo Bank, National Association (“Buyer” and “Agent”)

Ladies and Gentlemen:

This is a Transaction Request (as this and other terms used but not defined herein are defined in the Agreement) delivered pursuant to Section 3.01(a) of the Agreement. Seller hereby requests that Agent, on behalf of Buyers, enter into a Transaction upon the proposed terms set forth below.

Assets:	As described in Appendix 1 hereto

Asset Documents:	As described in Appendix 1 hereto

Purchase Date:	[ ], 2013

Purchase Price:	$

Except as specified in Appendix 1 hereto, on the Purchase Date for each Asset described in this Transaction Request, Seller will make all of the representations and warranties contained in the Agreement (including Schedule II to the Agreement) with respect thereto.

Ex. A-1

Seller:

SVP 2013 FINANCE, LLC, a Delaware
limited liability company

By:
Name:
Title:

Ex. A-2

Appendix 1 to Transaction Request

List of Eligible Assets requested to be purchased, to include, as applicable:

[Description of any exceptions to representations and warranties to be made by Seller in the related Confirmation]

Ex. A-3

EXHIBIT B

Form of Confirmation

[            ], 20[    ]

Wells Fargo Bank, National Association
600 California Street
19th Floor
San Francisco, CA 94108
Attention:	Sean Flannery
Telephone:	(415) 396-6764
Email:	seanf@wellsfargo.com

Re:	Master Repurchase and Securities Contract dated as of June 7, 2013 (the “Agreement”) between SVP 2013 Finance, LLC, a Delaware limited liability company (“Seller”) and Wells Fargo Bank, National Association (“Buyer” and “Agent”)

Ladies and Gentlemen:

This is a Confirmation (as this and other terms used but not defined herein are defined in the Agreement) executed and delivered by Seller and Agent pursuant to Section 3.01(c) of the Agreement. Seller and Agent hereby confirm and agree that, as of the Purchase Date and upon the other terms specified below, Seller shall sell and assign to Agent, on behalf of Buyers, and Agent, on behalf of Buyers, shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Asset listed in Appendix 1 hereto.

Purchased Asset:	As described in Appendix 1 hereto

Asset Documents:	As described in Appendix 1 hereto

Purchase Date:	[ ], 20[ ]

Purchase Price:	$

Seller hereby certifies as follows, on and as of the above Purchase Date with respect to each Purchased Asset described in this Confirmation:

1. All of the conditions precedent in Article 6 of the Agreement have been satisfied.

2. Except as specified in Appendix 1 hereto, Seller will make all of the representations and warranties contained in the Agreement.

Ex. B-1

Seller:

SVP 2013 FINANCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

Agent:

Acknowledged and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent for Buyer

By:
Name:
Title:

Ex. B-2

Appendix 1 to Confirmation

Purchased Asset, including, as applicable:

[Description of any exceptions to representations and warranties made by Seller in the Confirmation]

Ex. B-3

EXHIBIT C

Form of Irrevocable Redirection Notice

[PAYOR ADDRESS]	[DATE]

Attention: [                    ]

Re:	Payment Redirection Letter

Ladies and Gentlemen:

[INSERT PARTY NAME] (“Payor”) is obligated to pay over to [                    ] (“Payee”) the proceeds of, or the payments, dividends or distributions with respect thereto, the Asset identified on Appendix A attached hereto (the “Proceeds”). Payor is hereby irrevocably instructed to deposit all Proceeds into the account identified below.

Bank:

ABA#:

Acct#:

Attn:

Reference: Prime/Loan #	[ ]

The instructions set forth herein are irrevocable without the consent of Payee and Wells Fargo Bank, National Association (“Agent”), in each party’s respective sole and absolute discretion. No provision of this instruction letter may be revoked, amended or otherwise modified without the prior written consent of Payee and Agent, in each party’s respective sole and absolute discretion. Agent is an intended third party beneficiary of this instruction letter and may enforce this instruction letter the same as if it were a party hereto.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Agent promptly upon receipt. Any notices to Agent should be delivered to the following address: Wells Fargo Bank, National Association, Wells Fargo Bank, National Association, 600 California Street, 19th Floor, San Francisco, CA 94108, Sean Flannery

This instruction letter may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Very truly yours,

[ ], as Payee

By:
Name:
Title:

Ex. C-1

Appendix A

Asset

[describe Asset to which Irrevocable Redirection Notice relates]

Ex. C-1

EXHIBIT D-1

Form of Closing Certificate

SVP 2013 FINANCE, LLC

(the “Company”)

CERTIFICATE OF [                    ]

            , 20

I,                     , a [                    ] of the Company, DO HEREBY CERTIFY AND CONFIRM that I am authorized to execute and deliver this Certificate on behalf of the Company and I further certify, in my capacity as [                    ], the following:

1. Attached as Exhibit A hereto is a true, up to date and correct copy of the Certificate of [                    ] of the Company.

2. Attached as Exhibit B hereto is a true, up to date and correct copy of the [                    ] of the Company.

3. Attached as Exhibit C hereto is an Incumbency Certificate of the Company setting forth, as of the date hereof, each duly elected or appointed, qualified and acting [                    ] of the Company and the signature appearing opposite his or her name is his or her true and genuine signature (or true facsimile thereof).

4. Attached as Exhibit D hereto is a true and correct copy of a Resolution duly executed by the [                    ] of the Company approving the documents referred to therein and their signing, execution and performance of such resolutions have not been amended, modified or revoked and are in full force and effect.

5. Attached as Exhibit E hereto is a true, up to date and correct copy of a Certificate of Good Standing of the Company in the State of [                    ].

6. The Registered Office of the Company is at [                    ].

This Certificate is given without personal recourse or liability to the signor.

[Signature Page Follows]

Ex. D-1-1

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate for and on behalf of the Company on             , 20    .

SVP 2013 FINANCE, LLC, a Delaware
limited liability company

By:
Name:
Title:

Ex. D-1-2

EXHIBIT D-2

Form of Compliance Certificate

[            ], 20[    ]

Wells Fargo Bank, National Association
600 California Street
19th Floor
San Francisco, CA 94108
Attention:	Sean Flannery
Telephone:	(415) 396-6764
Email:	seanf@wellsfargo.com

Re:	Master Repurchase and Securities Contract dated as of June 7, 2013 (the “Agreement”) between SVP 2013 Finance, LLC, a Delaware limited liability company (“Seller”) and Wells Fargo Bank, National Association (“Buyer” and “Agent”)

This Compliance Certificate is furnished pursuant to the above Agreement. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am a duly elected Responsible Officer of [                    ].

The financial statements attached hereto with respect to Seller fairly present in all material respects the financial condition and results of operations of Seller as of the end of and for the period covered thereby in accordance with GAAP (except in the case of quarterly financial statements, subject to yearend audit adjustments and the absence of footnotes).

I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached hereto (or most recently delivered to Agent, if none are attached).

To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default, except as set forth below.

Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to Section 8.06 of the Agreement (or, if none are required to be delivered as of the date

Ex. D-2-1

of this Compliance Certificate, the financial statements most recently delivered pursuant to Section 8.06 of the Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly present in all material respects, the consolidated financial condition and operations of Guarantor and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in Section 9 of the Guarantee Agreement, each for the immediately preceding fiscal quarter.

Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of             , 20    .

SVP 2013 FINANCE, LLC, a Delaware
limited liability company

By:
Name:
Title:

Exhibit 1: Financial Statements

Exhibit 2: Financial Covenant Compliance Calculations

Ex. D-2-2

EXHIBIT E

Form of Power of Attorney

Know All Men by These Presents, that SVP 2013 FINANCE, LLC, a Delaware limited liability company (“Seller”), does hereby appoint WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, “Agent”) for Wells Fargo Bank, National Association, a national banking association (“Buyer”), its attorney in fact to act in Seller’s name, place and stead, upon the occurrence and during the continuance of an Event of Default, in any way that Seller could do with respect to the enforcement of Seller’s rights under the Purchased Asset purchased by Agent, on behalf of Buyer, pursuant to the Master Repurchase and Securities Contract, dated as of June 7, 2013 between Seller, Buyer and Agent (the “Repurchase Agreement”), and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against the Purchased Asset to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[SIGNATURE PAGE FOLLOWS]

Ex. E-1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed on the date first written above.

SVP 2013 FINANCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

Ex. E-2

EXHIBIT F

Form of Assignment and Acceptance

1. Reference is made to the Master Repurchase and Securities Contract dated as of June 7, 2013, (the “Repurchase Agreement”) between SVP 2013 Finance, LLC, a Delaware limited liability company (“Seller”), Wells Fargo Bank, National Association (“Buyer”), and Wells Fargo Bank, National Association, as Agent for Buyer (in such capacity, “Agent”).

2. [                    ] (“Assignor”) and [                    ] (“Assignee”) hereby agree as follows:

3. Assignor hereby sells and assigns and delegates, without recourse except as to the representations and warranties made by it herein, to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interest”).

4. Assignor:

(a) hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b) other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Repurchase Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and

(c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Seller or the performance or observance by Seller of any of its Repurchase Obligations.

5. Assignee:

(a) confirms that it has received a copy of the Repurchase Agreement, the other Repurchase Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b) agrees that it will, independently and without reliance upon Agent or Buyers, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;

Ex. F-1

(c) represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d) agrees that, from and after the Effective Date, it will be bound by the provisions of the Repurchase Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and

(e) The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

6. As of the Effective Date, (a) Assignee shall be a party to the Agreement and, to the extent of the Assigned Interest, shall have the rights and obligations of a Buyer thereunder and (b) Assignor shall, to the extent that any rights and obligations under the Agreement have been assigned and delegated by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Repurchase Agreement and the other Repurchase Documents that are specified under the terms thereof to survive the payment in full of the Repurchase Obligations) and be released from its obligations under the Repurchase Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Agreement, such Assignor shall cease to be a party thereto).

7. Assignor and Assignee shall make all appropriate adjustments in payments under the Repurchase Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

9. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto in Portable Document Format (PDF) or by telecopier or facsimile transmission shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

Ex. F-2

IN WITNESS WHEREOF, each of Assignor and Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Ex. F-3

Schedule I

to

ASSIGNMENT AND ACCEPTANCE

Assignor: [                    ]

Assignee: [                    ]

Effective Date: [            ], 20[    ]

Assigned Purchase Price	$
Aggregate Purchase Price	$
Assigned Buyer Percentage		%
Outstanding Aggregate Purchase Amount	$
Outstanding Buyer Purchase Amount	$

Assignor:

[ ], as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: [ ], 20[ ]

Assignee:

[ ], as Assignee [Type or print legal name of Assignee]

By:
Name:
Title:

Address for Notices:

Ex. F-4

EXHIBIT G

Transfer Authorizer Designation

(Attached)

Ex. G-1